UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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ARKANSAS BEST CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARKANSAS BEST
CORPORATION

Notice of
Annual Meeting
&
Proxy Statement

2008

Contents

ARKANSAS BEST
CORPORATION

Notice of
Annual Meeting of Stockholders
Arkansas Best Corporation

To Be Held on April 22, 2008
To the Stockholders of Arkansas Best Corporation:
You are cordially invited to attend the Annual Meeting of Stockholders of Arkansas Best Corporation (the “Company”) on Tuesday, April 22, 2008 at 8:00 a.m. (CDT) at the principal offices of the Company located at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903. In addition to this notice, enclosed are a proxy card/ballot and a proxy statement containing information about the following matters to be acted upon at the meeting.
I.	To elect three Class I directors for a term to expire at the 2011 Annual Meeting of Stockholders;

II.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2008;

III.	To consider one shareholder proposal, if presented at the meeting; and

IV.	To act upon such other matters as may properly be brought before the meeting affecting the business and affairs of the Company.
Only stockholders of record at the close of business on February 22, 2008 are entitled to notice of and to vote at the meeting or any adjournment(s) or postponement(s) thereof. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card/ballot as promptly as possible. It is important that your shares be represented at the meeting.

The Board of Directors urges you to sign and date your enclosed proxy card/ballot and promptly return it in the enclosed pre-addressed, postage-paid envelope even if you are planning to attend the meeting. Many of the Company’s stockholders hold their shares in “street-name” in the name of a brokerage firm or bank. If you hold your shares in “street-name,” please note that only your brokerage firm or bank can sign a proxy on your behalf. Accordingly, you must provide voting instructions to your brokerage firm or bank in order for your shares to be voted on any matter on which your brokerage firm or bank does not have discretionary authority to vote for you. The Board of Directors urges you to contact the person responsible for your account today and instruct them to execute a proxy considering the recommendations of the Board which are described in this Proxy Statement.
Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you will not be permitted to vote in person at the meeting unless you first obtain a legal proxy issued in your name from the record holder.
By Order of the Board of Directors, March 12, 2008.

Robert A. Young III	Robert A. Davidson
Chairman of the Board	President–Chief Executive Officer

3801 OLD GREENWOOD ROAD / P.O. BOX 10048 / FORT SMITH, ARKANSAS 72917-0048 / 479-785-6000

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ARKANSAS BEST
CORPORATION

Important Notice Regarding the Availability of
Proxy Materials for the Stockholder Meeting

To Be Held on April 22, 2008
The proxy statement, proxy card and 2007 Annual Report
to stockholders are available at www.arkbest.com.
The 2008 Annual Meeting of Stockholders of Arkansas Best Corporation (the “Company”) will be held on Tuesday, April 22, 2008 at 8:00 a.m. (CDT) at the principal offices of the Company located at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903. To obtain directions to attend the Annual Meeting and to vote in person, contact the Company’s Investor Relations Department at toll free phone number 800-961-9744, email address invrel@arkbest.com or through the Company Web site www.arkbest.com.
The matters intended to be acted upon at the Annual Meeting are:
1.	Election of three Class I directors for a term to expire at the 2011 Annual Meeting of Stockholders;
Robert A. Davidson
William M. Legg
Alan J. Zakon, Ph.D.
2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2008;

3.	Consideration of a shareholder proposal to declassify the Company’s Board of Directors; and

4.	Consideration of such other matters as may properly be brought before the meeting affecting the business and affairs of the Company.
The Board of Directors recommends a vote “FOR” Items 1 and 2.
The following proxy materials are being made available at the Web site location specified above.
•	The proxy statement for the 2008 Annual Meeting of Stockholders.

•	The 2007 Annual Report to stockholders.

•	The form of proxy card being distributed to stockholders in connection with the 2008 Annual Meeting of Stockholders.

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ARKANSAS BEST
CORPORATION

Proxy Statement

This Proxy Statement is furnished to the stockholders of Arkansas Best Corporation (“ABC” or the “Company”) in connection with the solicitation of proxies on behalf of the ABC Board of Directors (the “Board”) to be voted at the Annual Meeting of Stockholders (“Annual Meeting”) to be held on April 22, 2008 at 8:00 a.m. (CDT) at the principal offices of the Company for the purposes set forth in this Proxy Statement. This Proxy Statement, the Notice of Meeting, the related proxy card/ballot and the 2007 Annual Report to Stockholders are being mailed to stockholders beginning on or about March 12, 2008. ABC’s principal place of business is at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903, and its telephone number is 479-785-6000.
Record Date
The Board has fixed the close of business on February 22, 2008 as the record date for the 2008 Annual Meeting. Only stockholders of record on that date are entitled to vote at the meeting in person or by proxy.
Proxies
The proxies named on the enclosed proxy card/ballot were appointed by the Board to vote the shares represented by the proxy card/ballot. Upon receipt by the Company of a properly signed and dated proxy card/ballot, the shares represented thereby will be voted in accordance with the instructions on the proxy card/ballot. If a stockholder does not return a signed proxy card/ballot, his or her shares cannot be voted by proxy. Stockholders are urged to mark the ovals on the proxy card/ballot to show how their shares are to be voted. If a stockholder returns a signed proxy card/ballot without marking the ovals, the shares represented by the proxy card/ballot will be voted as recommended by the Board herein and in the proxy card/ballot. The proxy card/ballot also confers discretionary authority to the proxies to vote on any other matter not presently known to the Company that may properly come before the meeting.
Any proxy delivered pursuant to this solicitation is revocable at the option of the person(s) executing the same (i) upon receipt by the Company before the proxy is voted of a duly executed proxy bearing a later date, (ii) by written notice of revocation to the Secretary of the Company received before the proxy is voted or (iii) by such person(s) voting in person at the 2008 Annual Meeting.
Voting Shares
On the record date, there were 25,164,922 shares of the Company’s common stock outstanding and entitled to vote (“Common Stock”). Each share of Common Stock is entitled to one vote. The holders in person or by proxy of a majority of the total number of the shares of Common Stock shall constitute a quorum for purposes of the 2008 Annual Meeting. If stockholders holding the number of shares of Common Stock necessary for a quorum shall fail to be present in person or by proxy at the time and place fixed for any meeting, the holders of a majority of the shares entitled to vote who are represented in person or by proxy may adjourn the meeting from time to time, until a quorum is present, and at any such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting. The stockholder vote is determined by counting the number of votes for or against each proposal. Votes are tabulated by the inspector of elections, LaSalle Bank N.A.

Election of Directors. Directors are elected by a plurality of the affirmative votes cast. Accordingly, under Delaware law, abstentions and broker nonvotes will not affect the outcome of the voting. They are neither a vote for nor against the proposal. Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy card/ballot will be voted for the election of each of the director nominees.
Other Matters. The required vote to approve any matter other than the election of directors is the affirmative vote (i.e., a vote in favor of the matter) by the holders of a majority of the total number of shares of Common Stock present in person or by proxy and entitled to vote on the matter. Under Delaware law, an abstention will have the same effect as a vote against the proposal, and each broker nonvote will reduce the absolute number, but not the percentage, of affirmative votes necessary for approval of the proposal. Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy card/ballot will be voted for the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2008 and as an abstention for the shareholder proposal.
Proposal I. Election of Directors
The Board of Directors recommends a vote “FOR” Proposal I.
The Board is divided into three classes of directorships, with members of the Company’s Board of Directors (“Directors”) in each class serving staggered three-year terms. At each Annual Meeting, the terms of Directors in one of the three classes expire. The Board currently consists of eight members: three in Class I whose members’ terms will expire at the 2008 Annual Meeting, two in Class II whose members’ terms will expire at the 2009 Annual Meeting, and three in Class III whose members’ terms will expire at the 2010 Annual Meeting.
The Board has designated Messrs. Robert A. Davidson, William M. Legg and Alan J. Zakon as nominees for election as Class I Directors of the Company at the Annual Meeting (each a “Nominee”). Each Nominee currently serves as a Class I Director. If elected, each Nominee will serve until the expiration of his term at the Annual Meeting of the Company’s stockholders in 2011 and until his successor is elected and qualified or until his earlier death, resignation or removal from office.
Each Nominee has indicated his willingness to serve as a member of the Board, if elected. If, for any reason not presently known, any of Messrs. Davidson, Legg or Zakon are unable or unwilling to serve if elected, your proxy card/ballot may be voted for the election in his stead of a substitute nominee designated by the Board or a committee thereof, unless the proxy withholds authority to vote for the Nominee.
Assuming the presence of a quorum, to be elected, a Nominee must receive the affirmative vote of the holders of a plurality of the shares of Common Stock voted on Proposal I, in person or by proxy, at the 2008 Annual Meeting. Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy card/ballot will be voted for the election of each of the Nominees.

Directors of the Company
The following information relates to the Nominees named above and to the other persons whose terms as Directors will continue after the 2008 Annual Meeting. There are no family relationships among Directors and executive officers of the Company or its subsidiaries.

Name	Age	Business Experience

CLASS I – Nominees for Election at the 2008 Annual Meeting, Term Will Expire 2011

Robert A. Davidson	60	Mr. Davidson has been a Director of the Company since December 2004 and President–Chief Executive Officer of the Company since February 2006. He continues to serve as President–Chief Executive Officer of ABF Freight System, Inc. (“ABF”), a position he has held since February 2003. Mr. Davidson served as President and Chief Operating Officer of the Company from January 2005 until February 2006 and as Vice President of Marketing and Pricing for ABF from August 1997 until February 2003. He was Vice President of Pricing for ABF from April 1982 to August 1997. Between 1972 and 1982, Mr. Davidson served in ABF’s Economic Analysis Department as an Analyst, Manager and Director.

William M. Legg	63	Mr. Legg has been a Director of the Company since April 2002. He retired from Deutsche Banc Alex.Brown (“Alex.Brown”) as Managing Director and assumed the position of Managing Director of Spring Hill Ventures in 2002. During his 31 years at Alex.Brown, he served as Head of Alex.Brown’s Transportation Group and subsequently as Co-Head of Transportation and Aerospace Group at Alex.Brown and Co-Head of Alex.Brown and Sons, Inc.’s Corporate Finance Department. Mr. Legg and his group executed initial public offerings for many logistics companies including: Viking Freight, MS Carriers, Werner Enterprises, J.B. Hunt, Swift, Old Dominion, CH Robinson, and Hub Group. Mr. Legg worked on transportation-related transactions for Deutsche Post, PepsiCo, ARA Services, Transport Development Group and the Company. Mr. Legg earned a B.A. from Trinity College and an M.B.A from Loyola College. Prior to joining Alex.Brown in 1971, he served as an officer in the United States Navy.

Alan J. Zakon, Ph.D.	72	Dr. Zakon has been a Director of the Company since February 1993. Dr. Zakon was a Managing Director of Bankers Trust Company from 1989 through 1995, for which he previously served as Chairman, Strategic Policy Committee from 1989 to 1990. From 1980 to 1986, Dr. Zakon was President of Boston Consulting Group before being named its Chairman in 1986, having previously served as Consultant from 1967 to 1969 and Vice President from 1969 to 1980. Dr. Zakon is currently serving as a member of the Board of Directors of Micro-Financial and is a former member of the Advisory Committee to the Stanford University Graduate School of Business.

Name	Age	Business Experience

CLASS II – Term Expires at the 2009 Annual Meeting

Fred A. Allardyce	66	Mr. Allardyce has been a Director of the Company and the Board’s Audit Committee Financial Expert since February 2004. Mr. Allardyce has been Chairman and Chief Executive Officer of Advanced Breath Diagnostics since March 2000 and Chairman of Monitor Instruments since September 2000. From 1977 through 1999, he was employed by American Standard Inc., a publicly traded company, where he served in the following positions: Senior Vice President–Medical Products from January 1999 to December 2000; Chief Financial Officer from 1993 to 1998; Controller from 1984 to 1993; and Assistant Controller from 1977 to 1984. He also served in various financial-related capacities for Joseph E. Seagram & Sons from 1972 to 1977 and at Continental Oil Company from 1965 to 1972. Mr. Allardyce earned a B.A. in Economics from Yale University and an M.B.A. from the University of Chicago Graduate School of Business, where he was the recipient of the Institute of Professional Accountants Fellowship. Mr. Allardyce was chairman in fiscal 1999–2000 of Financial Executives International, a 15,000-member organization of financial leaders.

John H. Morris	64	Mr. Morris has been a Director of the Company since July 1988 and was a Director of Treadco, Inc. from June 1991 to June 1999. Mr. Morris has been affiliated with StoneCreek Capital since 1992. Mr. Morris served as a Managing Director of Kelso & Company, Inc. from March 1989 to March 1992, was a General Partner from 1987 to March 1989 and prior to 1987, was a Vice President. Prior to 1985, Mr. Morris was President of LBO Capital Corp. Previous public company board experience includes Spectramed, Inc. and Landstar Systems. Previous work experience includes three years with the First National Bank of Atlanta and nine years with Touche Ross & Co., a predecessor of Deloitte and Touche, as a management consultant. Mr. Morris received a Bachelor’s Degree in Industrial Engineering from the Georgia Institute of Technology and an M.B.A. in Finance from Georgia State University. He received a CPA Certificate from the State of Georgia in 1974.

CLASS III – Term Expires at the 2010 Annual Meeting

John W. Alden	66	Mr. Alden has been a Director of the Company since May 2005. Mr. Alden retired as Vice Chairman of United Parcel Service of America, Inc. (“UPS”) in 2000. From 1988 until his retirement from UPS, he served as a director of UPS. Mr. Alden worked for UPS for 35 years in various capacities. Currently, Mr. Alden is also a director of Barnes Group, Inc., Dun & Bradstreet Corporation and Silgan Holdings, Inc.

Frank Edelstein	82	Mr. Edelstein has been a Director of the Company since November 1988 and Lead Independent Director of the Board since July 2004. Mr. Edelstein currently provides consulting services to Kelso & Company, Inc. Mr. Edelstein served as a Vice President of Kelso & Company, Inc. from 1986 to March 1992. Prior to 1986, he served as Chairman and President of International Central Bank & Trust Company and CPI Pension Services, Inc., as well as Senior Vice President, Financial Services Group, at Continental Insurance Corporation. He also has held positions as Corporate Vice President of Automatic Data Processing, Inc. and Executive Vice President of Olivetti Corporation of America. Mr. Edelstein is also a director of Ceradyne, Inc. and IHOP Corp.

Name	Age	Business Experience

Robert A. Young III	67	Mr. Young has been a Director of the Company since 1970 and Chairman of the Board since July 2004. He was Chief Executive Officer of the Company from August 1988 until his retirement in January 2006. He was President from 1973 to 2004 and was Chief Operating Officer from 1973 to 1988. Mr. Young served as President of ABF Freight System, Inc., the Company’s largest subsidiary, from 1979 to 1994. Between 1964 and 1973, he worked as Supervisor of Terminal Operations for ABF; Vice President–General Manager of Data-Tronics Corp., a Company subsidiary; Senior Vice President–National Bank of Commerce of Dallas; and as Vice President, Finance and Executive Vice President of the Company. Mr. Young was a director of Treadco, Inc. from June 1991 to June 1999.
Board of Directors and Committees
The business of the Company is managed under the direction of the Board of Directors. The Board meets on a regularly scheduled basis five times a year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when Board action is required between scheduled meetings. The Board met seven times during 2007. During 2007, each member of the Board participated in at least 75% of all Board and applicable committee meetings held during the period for which he was a Director. The Nominating/Corporate Governance Committee has determined that a majority of the members of the Company’s Board of Directors are independent pursuant to applicable NASDAQ independence standards. Independent Directors are Messrs. Alden, Allardyce, Edelstein, Legg, Morris and Zakon.
It is the Company’s policy that all members of its Board of Directors attend each annual meeting of its stockholders, except when illness or other personal matters prevent such attendance. All eight members of the Company’s Board attended the 2007 annual meeting.
The Board has established Audit, Compensation, Nominating/Corporate Governance, and Qualified Legal Compliance committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. The functions of those committees, their current members and the number of meetings held during 2007 are described below.
Audit Committee. Among the responsibilities of the Audit Committee contained in its charter are: (i) assisting the Board in overseeing matters involving the accounting, auditing, financial reporting and internal control functions of the Company; (ii) being directly responsible for the appointment, termination and oversight of the independent registered public accounting firm for the Company; (iii) responsibility for establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and (iv) implementing the Company’s policy regarding the review and approval of any “related person transaction” as required pursuant to Securities and Exchange Commission (“SEC”) Regulation S-K, Item 404. Pursuant to the Audit Committee Charter, the Audit Committee reviews, approves or ratifies all related person transaction issues brought to its attention. Annually, as part of the Company’s proxy preparation, all Directors and executive officers who are subject to related person transaction disclosure are instructed to report in writing any such transactions to the Company, and further, they are reminded of their obligation to report to the Company any such transactions that may be planned or subsequently occur.
Messrs. Allardyce (Chair), Edelstein and Zakon are currently members of the Audit Committee. The Nominating/Corporate Governance Committee has determined that each member of the Audit Committee meets all applicable SEC and NASDAQ independence standards. Mr. Allardyce is the Board-designated “Audit Committee Financial Expert.” The Audit Committee met six times during 2007. The Audit Committee Charter is posted in the Corporate Governance section of the Company Web site, www.arkbest.com.

Compensation Committee. The Compensation Committee is responsible for reviewing executive management’s performance and executive management compensation. The Compensation Committee has been responsible for determining appropriate Director compensation. Beginning in 2008, the Nominating/Corporate Governance Committee will be responsible for determining appropriate Director compensation. The Compensation Committee’s current members are Messrs. Legg (Chair), Alden and Morris. The Nominating/Corporate Governance Committee has determined that each member of the Compensation Committee meets applicable NASDAQ independence standards and Internal Revenue Code (“IRC”) Section 162(m) nonemployee director requirements. The Compensation Committee met six times in 2007. The Compensation Committee Charter is posted in the Corporate Governance section of the Company Web site, www.arkbest.com.
The Board has designated the Compensation Committee to also serve as the Stock Option Committee for the Company’s stock option plans. The Stock Option Committee administers the Company’s 1992 Incentive Stock Option Plan, 2000 Non-Qualified Stock Option Plan and 2002 Stock Option Plan. The Compensation Committee has sole authority to make and administer awards under the 2005 Ownership Incentive Plan.
The Compensation Committee has determined and reviewed the value and forms of compensation for Directors, Named Executive Officers and other officers based on the committee members’ knowledge and experience, competitive proxy and market compensation information and periodic review and analysis from an independent compensation consultant retained by, and which reports directly to, the Compensation Committee.
Since 2007, the Compensation Committee has utilized Hewitt Associates LLC (“Hewitt Associates”) as its independent consultant on executive and director compensation issues. Hewitt Associates reviews executive and director compensation practices, including the competitiveness of pay levels, executive compensation design issues, market trends and technical considerations. The nature and scope of services rendered by Hewitt Associates on the Compensation Committee’s behalf is described below:
•	Competitive market pay analyses, Board of Director pay studies, dilution analyses and market trends;

•	Ongoing support with regard to the latest relevant regulatory, technical or other considerations impacting compensation and benefit programs;

•	Assistance with the redesign of any compensation or benefit programs, if desired/needed;

•	Preparation for and attendance at selected management, committee or Board of Director meetings; and

•	Other miscellaneous requests that occur throughout the year.
The Compensation Committee did not direct Hewitt Associates to perform the above services in any particular manner or under any particular method. The Compensation Committee has the final authority to hire and terminate the consultant and evaluates the consultant periodically. The Compensation Committee also approves the fees paid to its independent compensation consultant.
The Compensation Committee does not delegate its authority to review and determine the forms and values of the various elements of compensation for Directors or Named Executive Officers. The Compensation Committee does delegate to Company management the implementation and record-keeping functions related to the various elements of compensation it has approved.
Nominating/Corporate Governance Committee. The current members of the Nominating/Corporate Governance Committee are Messrs. Morris (Chair), Edelstein and Legg. The Nominating/Corporate Governance Committee has determined that each member of the committee is independent, as independence is defined in applicable NASDAQ independence standards. The Nominating/Corporate Governance Committee’s responsibilities include: (i) identifying individuals believed to be qualified to become Directors and to select and recommend to the Board for its approval the nominees to stand for election as directors by the stockholders or, if applicable, to be appointed to fill vacancies on the Board; (ii) beginning in 2008, determining appropriate compensation for Directors; (iii) recommending any changes regarding size, structure, composition, processes and practices of the Board; (iv) reviewing the independence of Directors and assessing if members are meeting the applicable independence standards required to serve on the various Board committees; and (v) making recommendations regarding succession planning for the Chief Executive Officer of the Company. The committee held four meetings in 2007. A current copy of the Nominating/Corporate Governance Committee Charter is posted in the Corporate Governance section of the Company’s Web site, www.arkbest.com.

In recommending nominees for the Board, the Nominating/Corporate Governance Committee considers any specific criteria the Board may request from time to time and such other factors as it deems appropriate. These factors may include any special training or skill, experience with businesses and other organizations of comparable size and type, experience or knowledge with businesses or organizations that are particularly relevant to the Company’s current or future business plans, financial expertise, the interplay of the candidate’s experience with the experience of the other Directors, sufficient time to devote to the responsibilities of a director, freedom from conflicts of interest or legal issues, and the extent to which, in the Nominating/Corporate Governance Committee’s opinion, the candidate would be a desirable addition to the Board.
The Nominating/Corporate Governance Committee may draw upon individuals known by members of the Board, and at the Nominating/Corporate Governance Committee’s discretion, candidates recommended by management or third parties engaged by the Nominating/Corporate Governance Committee, to assist it in identifying appropriate candidates.
The Nominating/Corporate Governance Committee shall consider any candidate for director recommended by a stockholder if submitted in accordance with the Stockholder Director Nomination Procedure set forth below. The Nominating/Corporate Governance Committee shall consider the same factors when considering a stockholder-recommended candidate as it does when considering other candidates.
The Nominating/Corporate Governance Committee considers director candidates submitted by stockholders that follow the procedure set forth in the following Stockholder Director Nomination Procedure:
Any stockholder entitled to vote at an annual meeting of stockholders and intending to recommend candidate(s) for nomination for director at that meeting must submit a written notice to Arkansas Best Corporation. Such notice must be received by the Corporate Secretary at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903 not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. Such notices nominating candidates for the Board of Directors must include the following information: (1) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (including such proposed candidate’s written consent to being named in the proxy statement and to serving as a director if elected); (2) as to the stockholder giving the notice (a) the name and address of the beneficial owner, if any, on whose behalf the notice is given; (b) the class and number of shares of Arkansas Best Corporation which are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the notice is given; and (c) any material interest of such stockholder of record and the beneficial owner, if any, on whose behalf the notice is given.
Qualified Legal Compliance Committee. The Qualified Legal Compliance Committee is responsible for confidentially receiving, retaining and considering any report pursuant to SEC Rule 205 by an attorney representing the Company. The Audit Committee serves as the Qualified Legal Compliance Committee. The Qualified Legal Compliance Committee Charter is posted in the Corporate Governance section of the Company’s Web site, www.arkbest.com.

2007 Director Compensation Table
The table below summarizes the compensation paid by the Company to nonemployee Directors for the fiscal year ended December 31, 2007. Robert A. Davidson, the President and Chief Executive Officer of the Company, is not included in this table since he is an employee of the Company and thus receives no compensation for his service as a Director. The compensation received by Mr. Davidson as an officer of the Company is shown in the Summary Compensation Table on page 30.

	Fees Earned or	Stock	Option	All Other
Name	Paid in Cash	Awards	Awards	Compensation	Total
(a)	(b)	(c)(1, 2, 3, 4 )	(d)(5, 6)	(e)	(f)

John W. Alden	$52,000	$93,440	$—	$—	$145,440
Fred A. Allardyce(8)	62,500	145,682	17,266	—	225,448
Frank Edelstein(9)	83,000	94,302	32,875	—	210,177
William M. Legg(8)	63,000	113,306	38,425	—	214,731
John H. Morris(8)	63,000	144,862	32,875	—	240,737
Robert A. Young III(10)	110,500	94,302	—	147,238 (7)	352,040
Alan J. Zakon	53,500	94,302	32,875	—	180,677

(1)	The amounts reflect the share-based compensation expensed for 2007 by the Company for financial reporting purposes, excluding estimated forfeitures, under the 2005 Ownership Incentive Plan for restricted stock awards granted on April 20, 2005 and April 17, 2006 and restricted stock units (“RSUs”) awarded on April 23, 2007. The assumptions used are discussed in Notes B and C to the Company’s consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2007. The actual amount realized by the Director will vary based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting. Dividends are paid on restricted stock and RSUs, whether vested or unvested, at the same rate and at the same time as the dividends paid to Company stockholders.

(2)	The full grant date fair value of the 3,700 RSUs ($38.98 per share) granted to each Director under the 2005 Ownership Incentive Plan on April 23, 2007 was $144,226.

(3)	As of December 31, 2007, each Director has the following aggregate number of shares of restricted stock shares outstanding:

	Alden	Allardyce	Edelstein	Legg	Morris	Young	Zakon

Vested but subject to transfer restrictions	—	1,936	4,440	1,942	1,942	2,220	4,440
Unvested	7,400	4,194	—	4,194	4,194	—	—

Total Restricted Stock Outstanding	7,400	6,130	4,440	6,136	6,136	2,220	4,440

(4)	As of December 31, 2007, each Director has the following aggregate number of RSUs outstanding:

	Alden	Allardyce	Edelstein	Legg	Morris	Young	Zakon

Unvested RSUs Outstanding	3,700	3,700	3,700	3,700	3,700	3,700	3,700

(5)	The amounts reflect the share-based compensation expensed for 2007 by the Company for financial reporting purposes, excluding estimated forfeitures, of stock options granted under the 2002 Arkansas Best Corporation Stock Option Plan. The assumptions used are provided in footnote 2 to the Summary Compensation Table on page 30. The actual amount realized by the Director will vary based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting.

(6)	As of December 31, 2007, each Director has the following aggregate number of stock options outstanding:

	Alden	Allardyce	Edelstein	Legg	Morris	Young	Zakon

Vested Stock Options	—	4,500	12,000	6,000	18,000	—	33,000
Unvested Stock Options	—	3,000	4,500	4,500	4,500	—	4,500

Total Stock Options Outstanding	—	7,500	16,500	10,500	22,500	—	37,500

(7)	For purposes of column (e), “All Other Compensation” for 2007 for Mr. Young consists of the following:

Young

Perquisites(i)	$44,914
Director Legacy Gift(ii)	83,333
Executive Medical Plan Premiums(iii)	18,991

Total	$147,238

(i)	Mr. Young’s perquisite values include expenses for spousal travel to Company or industry events and any related Company lost tax deduction resulting from the spouse accompanying the Director on the Company’s corporate aircraft. Mr. Young’s perquisite value also includes his personal use of the Company’s hunting lodge, an administrative assistant, a nominal gift related to business activities and a Christmas gift from the Company to the Board of Directors. It is estimated that 50% of Mr. Young’s administrative assistant’s time is spent on his personal business and the value is estimated to be $37,258. This value is calculated by adding together 50% of the administrative assistant’s salary, pension accrual, 401(k) match and health and welfare cost for 2007. Mr. Young retains an office at the Company’s corporate office.

(ii)	Second of three annual installments totaling $250,000 to Lyon College for the “Robert and Mary Young Scholarship Fund,” commemorating Mr. Young’s retirement as the Company’s Chief Executive Officer in January 2006.

(iii)	Because Mr. Young is a former Named Executive Officer of the Company, he and his spouse participate in the Company’s fully insured third-party Executive Medical Plan that is provided for life upon retirement. The Company pays the full premium amount for this coverage. The amount provided is equal to the premiums paid for coverage during 2007.

(8)	Committee Chairpersons: Mr. Allardyce, Audit Committee and Qualified Legal Compliance Committee; Mr. Legg, Compensation Committee; Mr. Morris, Nominating/Corporate Governance Committee.

(9)	Frank Edelstein is Lead Independent Director.

(10)	The Company owns and pays premiums on two $1 million life insurance policies on Mr. Young. As owner of the policies, the Company is entitled to either the cash surrender value of each or the total of premiums paid, whichever amount is greater. The death value in excess of this amount is payable to Mr. Young’s beneficiary. For each of 2005, 2006 and 2007, the premiums on these policies were $32,422. In 2007, Mr. Young paid the Company a premium amount of $12,366 for term life insurance based on the face value in excess of the September 30, 2007 cash surrender value; therefore, no compensation value is included for 2007.
The Compensation Committee has been responsible for the reviewing and awarding of compensation for the Directors. The Compensation Committee set the levels and forms of Director compensation, based on its experience, review of the compensation paid to directors of comparable publicly traded companies and the advice of its independent compensation consultant.
Cash Compensation
For the fiscal year ended December 31, 2007, the standard cash compensation arrangement for nonemployee Directors was as follows:

Annual Retainers
Board Chair	$100,000
Members	$40,000
Lead Independent Director	$25,000
Audit Committee Chair	$7,500
Other Committee Chair	$5,000
Retainers are cumulative, i.e., each Director who is (i) a nonemployee and (ii) not the Board Chair, receives a “Member Retainer” plus the appropriate retainer fee for any other positions he holds.

Daily Meeting Fees
Board Meeting	$1,500 per day
Committee Meeting	$1,500 per day
Only one daily meeting fee is paid in the event of multiple meetings held on the same day.

Equity-Based Awards
The Compensation Committee has reviewed and generally made equity-based compensation awards, such as stock option, restricted stock or RSU awards, annually to Directors at the same time as it has made such awards to executive officers. The 2005 and 2006 restricted stock awards provided for five-year cliff vesting, subject to accelerated vesting upon normal retirement (age 65 with five years of service with the Company), death, disability or change-in-control of the Company. Due to complex tax issues associated with restricted stock, in 2007 the Compensation Committee awarded RSUs. The 2007 RSU awards provide for five-year cliff vesting, subject to accelerated vesting due to death, disability or change-in-control of the Company. Accelerated vesting for RSUs occurs upon normal retirement (age 65 with five years of service with the Company) if it has been a minimum of 13 months since the award date. Upon early retirement (three years of service as a Director), the Director is eligible for accelerated vesting of a pro rata number of shares based on the number of whole months since the award date if there has been a minimum of 12 months since the award date for restricted stock awards or 13 months since the award date for RSU awards.
In November 2006, the 2005 and 2006 Non-Employee Director’s Restricted Stock Award Agreements were amended to provide for accelerated vesting and distribution of 40% of the number of shares which the Company determined would be subject to taxation prior to otherwise being vested under the terms of the Agreements. Non-Employee Directors who are eligible for early retirement continue to vest in 1/60th of their restricted stock awards each month.
Beginning in 2008, grants of RSUs to Directors will be subject to a three-year cliff vesting schedule. The Compensation Committee has concluded that three-year cliff vesting is a more appropriate vesting schedule than the previous five-year cliff vesting structure because it reflects the three-year term length for Director service.
All stock options previously granted: (i) have an exercise price not less than the closing price of the Company’s Common Stock on the grant date, (ii) are exercisable at 20% per year, generally starting on the first anniversary of the grant date, and (iii) are granted for a term of 10 years. Accelerated vesting occurs upon normal retirement (age 65 with five years of service with the Company), death, disability or change-in-control of the Company. See the “Director Compensation” table for information on equity-based awards to Directors.
New Policies
Stock Ownership. The Compensation Committee believes that the Directors of the Company should maintain a level of equity holdings in the Company that will further align the interests of Directors with the Company’s stockholders. In October 2007, the Board of Directors adopted a Stock Ownership Policy for Directors, to be effective January 1, 2008. Under this policy, Directors must own shares equal to six times their annual retainer by January 1, 2013. No Director covered by the policy is permitted to sell any shares of Company stock granted to such Director under any Company award agreement (except to pay the exercise price of stock options or taxes generated as a result of equity grants) until such time as the Director satisfies the stock ownership requirement. Unvested restricted stock, unvested RSUs and stock owned outright count toward the ownership requirement. Should a Director covered by the policy fail to have the required amount accumulated after five (5) years, the issuance of further equity awards to such Director may be discontinued until such time as the Director has complied with the policy.
Clawback. The Committee has implemented a policy for the “clawback” of any equity awards granted to a Director, whose misconduct contributed to the Company being required to restate its financial statements. Under the terms of the policy the Board will, to the full extent permitted by governing law, in appropriate cases, effect the cancellation of unvested restricted or deferred stock awards previously granted to the Director if: (a) the amount of the equity award was calculated based upon the achievement of certain financial results that were subsequently the subject of the restatement, (b) the Director engaged in intentional misconduct that caused or partially caused the need for the restatement, and (c) the amount of the equity award that would have been awarded to the Director had the results been properly reported would have been lower than the amount actually awarded.

Equity Award Practices. In October 2007, the Compensation Committee updated its policy for determining the award date for equity awards and the number of shares or units awarded to Directors. Under the terms of this policy, the effective date of an equity award will be the date which is five business days following the Company’s first quarter earnings release for a given year. Previously, the award date had been the date the award was approved by the Compensation Committee. The number of shares/units awarded will be based on stated dollar amounts for each Director.
Medical Benefits Available to Directors
Nonemployee Directors are eligible to participate in the Company’s health plan (medical/vision/dental coverage). Electing Directors are required to pay to the Company premiums for their elected coverage comparable to the current COBRA rates applicable to the coverage selections they choose. Mr. Allardyce is currently the only nonemployee Director that has elected to participate in the Company’s health plan. Because Mr. Young is a former employee of the Company, he participates in the Company’s fully insured third-party Executive Medical Plan that is provided to Company officers for life upon their retirement.
Principal Stockholders and Management Ownership
The following table sets forth certain information concerning beneficial ownership of the Company’s Common Stock as of February 22, 2008, by (i) each person who is known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Common Stock; (ii) each Director, Named Executive Officers of the Company or ABF Freight System, Inc. (“ABF”) which are listed in the Summary Compensation Table (collectively “Named Executive Officers”), and Director nominees; and (iii) all Directors and executive officers as a group.
The number of shares beneficially owned by a person includes shares of Common Stock that are subject to stock options or warrants that are either currently exercisable or exercisable within 60 days after the February 22, 2008 record date. These shares are also deemed outstanding for the purpose of computing the percentage of outstanding shares owned by the person. These shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. On February 22, 2008, there were 25,164,922 shares of Common Stock outstanding.

	Shares	Percentage
	Beneficially	of Shares
	Owned	Outstanding
(i) Name / Address
Royce & Associates, LLC(1)	4,405,234	17.50%
1414 Avenue of the Americas, New York, NY 10019

Artisan Partners Limited Partnership(2)	2,062,500	8.20%
875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202

Dimensional Fund Advisors, Inc.(3)	1,984,329	7.88%
1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401

NFJ Investment Group L.P.(4)	1,575,000	6.30%
2100 Ross Avenue, Suite 700, Dallas, TX 75201

AXA Financial, Inc.(5)	1,405,425	5.60%
1290 Avenue of the Americas, New York, NY 10104

Barclays Global Investors, N.A.(6)	1,361,174	5.41%
45 Fremont Street, San Francisco, CA 94105

Van Den Berg Management(7)	1,244,681	5.00%
805 Las Cimas Parkway, Suite 430, Austin, TX 78746

		Shares	Percentage
		Beneficially	of Shares
		Owned	Outstanding
(ii) Name	Position
Robert A. Young III(8,9,11)	Chairman of the Board	2,164,255	8.6%
John W. Alden(8, 9)	Director	7,400	*
Fred A. Allardyce(8, 9)	Director	13,400	*
Robert A. Davidson(8, 9)	Director (is also a Director Nominee), President-CEO	51,555	*
Frank Edelstein(8, 9, 12)	Director	28,900	*
William M. Legg(8, 9)	Director (is also a Director Nominee)	16,400	*
John H. Morris(8, 9, 13)	Director	51,022	*
Alan J. Zakon(8, 9)	Director (is also a Director Nominee)	48,400	*
Christopher D. Baltz(8, 9)	Sr. VP-Yield Management & Strategic Development	14,900	*
Wesley B. Kemp(8, 9, 14)	ABF Sr. VP-Operations	56,645	*
Judy R. McReynolds(8, 9, 10)	Sr. VP-CFO & Treasurer	32,576	*
Roy M. Slagle(8, 9)	ABF Sr. VP-Sales & Marketing	32,930	*

(iii) All Directors and Executive Officers as a Group (18 total)		2,565,993	10.1%

*	Less than 1%

(1)	Based on information contained in Schedule 13G filed with the SEC by Royce & Associates, LLC on January 25, 2008, Royce & Associates, LLC has sole voting and dispositive powers with respect to 4,405,234 shares of the Company’s Common Stock.

(2)	Based on information contained in Schedule 13G filed with the SEC on February 13, 2008, by Artisan Partners Limited Partnership, Artisan Investment Corporation, ZFIC Inc., Andrew A. Ziegler and Carlene M. Ziegler. According to the Schedule 13G, Artisan Partners Limited Partnership, Artisan Investment Corporation, ZFIC Inc., Andrew A. Ziegler and Carlene M. Ziegler beneficially own 2,062,500 shares of the Company’s Common Stock and have shared voting power with respect to 1,843,100 shares and dispositive power with respect to 2,062,500 shares.

(3)	Based on information contained in Schedule 13G filed with the SEC by Dimensional Fund Advisors LP on February 6, 2008, Dimensional Fund Advisors LP has sole voting and dispositive powers with respect to 1,984,329 shares of the Company’s Common Stock.

(4)	Based on information contained in Schedule 13G filed with the SEC on February 12, 2008, by NFJ Investment Group L.P., NFJ Investment Group L.P. beneficially owns 1,575,000 shares of the Company’s Common Stock and has sole voting and dispositive powers with respect to such shares.

(5)	Based on information contained in Schedule 13G filed with the SEC on February 14, 2008, by AXA Assurances I.A.R.D. Mutuelle (“I.A.R.D. Mutelle”), AXA Assurances Vie Mutuelle (“Vie Mutelle”), AXA Courtage Assurance Mutuelle (“Assurance Mutelle” and together with I.A.R.D. Mutelle and Vie Mutelle, “Mutelles”), AXA (“AXA”), and AXA Financial, Inc. (“AXA Financial”). The address of Mutelles is 26, rue Drouot, 75009 Paris, France. The address of AXA is 25, avenue Matignon, 75008 Paris, France. The address of AXA Financial is 1290 Avenue of the Americas, New York, New York 10104. According to the Schedule 13G, Mutelles, AXA and AXA Financial beneficially own shares of the Company’s Common Stock as follows: (a) shares beneficially owned, (b) sole voting power, (c) shared voting power, (d) sole dispositive power, (e) shared dispositive power.

	(a)	(b)	(c)	(d)	(e)
AXA Assurances I.A.R.D. Mutuelle	1,405,425	1,271,037	6,788	1,405,387	38
AXA Assurances Vie Mutuelle	1,405,425	1,271,037	6,788	1,405,387	38
AXA Courtage Assurance Mutuelle	1,405,425	1,271,037	6,788	1,405,387	38
AXA	1,405,425	1,271,037	6,788	1,405,387	38
AXA Financial, Inc.	1,395,025	1,260,637	6,788	1,394,987	38

(6)	Barclays Global Investors, N.A. filed a Schedule 13G with the SEC on February 5, 2008, reporting that the 1,361,174 shares of the Company’s Common Stock are held as follows: (a) shares held, (b) percentage of Company’s outstanding Common Stock, (c) sole voting power, and (d) sole dispositive power.

	(a)	(b)	(c)	(d)
Barclays Global Investors, N.A	613,238	2.44%	540,350	613,238
Barclays Global Fund Advisors	722,179	2.87%	513,243	722,179
Barclays Global Investors, LTD	25,757	.10%	—	25,757

(7)	Based on information contained in Amendment No. 1 to Schedule 13G it filed with the SEC on January 15, 2008, Van Den Berg Management beneficially owns 1,244,681 shares of the Company’s Common Stock and has sole voting and dispositive power with respect to 8,889 shares and shared voting and dispositive power with respect to 1,235,792 shares.

(8)	Includes options to purchase shares of Common Stock, which are vested (or will vest within 60 days of the record date), as follows:

	As of February 22, 2008
		Will Vest
	Vested	in 60 Days
Young	—	—
Alden	—	—
Allardyce	6,000	—
Davidson	32,000	—
Edelstein	15,000	—
Legg	9,000	—
Morris	21,000	—
Zakon	36,000	—
Baltz	6,300	—
Kemp	33,500	—
McReynolds	21,867	—
Slagle	24,040	—

(9)	Includes restricted stock shares of the Company’s Common Stock granted under the Company’s 2005 Ownership Incentive Plan. Below are the shares subject to restricted stock awards that are forfeitable and nontransferable and held by the Company’s Directors and Named Executive Officers:

As of February 22, 2008
Young	2,220
Alden	7,400
Allardyce	6,034
Davidson	11,555
Edelstein	4,440
Legg	6,040
Morris	6,040
Zakon	4,440
Baltz	8,600
Kemp	7,264
McReynolds	8,600
Slagle	8,600

(10)	Includes 2,109 shares of Common Stock held by the McReynolds 2005 Joint Trust, of which Ms. McReynolds is co-trustee.

(11)	Includes 1,805,639 shares of Common Stock held by the R. A. Young III Investments Limited Partnership (the “Partnership”). Mr. Young is President of the General Partner of the Partnership, and under the By-Laws of the General Partner, has sole voting and investment power over such shares. Mr. Young is also a limited partner of the Partnership. Mr. Young disclaims beneficial ownership of the 1,805,639 shares of Common Stock held by the Partnership except to the extent of his pecuniary interest therein.

(12)	Includes 9,460 shares of Common Stock held by the Edelstein Living Trust, of which Mr. Edelstein is joint trustee.

(13)	Includes 23,982 shares of Common Stock held by the John H. Morris and Sharon L. Morris Family Trust, of which Mr. Morris is co-trustee.

(14)	Includes 1,922 shares of Common Stock held in the Arkansas Best 401(k) and DC Retirement Plan.

Executive Officers of the Company
The following table sets forth the name, age, principal occupation and business experience during the last five years of each of the current executive officers of the Company and ABF, the Company’s largest subsidiary. The executive officers, including the Named Executive Officers, serve at the pleasure of the Board. For information regarding ownership of the Company’s Common Stock by the executive officers of the Company, see “Principal Stockholders and Management Ownership.” There are no family relationships among Directors and executive officers of the Company or its subsidiaries.

Name	Age	Business Experience

Robert A. Davidson President-Chief Executive Officer ABF President-Chief Executive Officer	60	See previous description under “Directors of the Company”.

Judy R. McReynolds Senior Vice President-Chief Financial Officer and Treasurer	45	Ms. McReynolds has been Senior Vice President-Chief Financial Officer and Treasurer since February 1, 2006. She was Vice President-Controller of ABC from January 2000 until January 31, 2006. She previously served as the Controller of the Company from July 1998 until December 1999. Ms. McReynolds joined the Company as Director of Corporate Accounting in June 1997. From December 1990 until June 1995, Ms. McReynolds was a senior manager employed with Ernst & Young LLP. Ms. McReynolds is a Certified Public Accountant.

Christopher D. Baltz Senior Vice President-Yield Management and Strategic Development	41	Mr. Baltz has been Senior Vice President-Yield Management and Strategic Development for the Company since January 1, 2008. He previously served as Senior Vice President-Yield Management and Strategic Development for ABF from February 1, 2006 through December 31, 2007. From February 2004 through January 2006, Mr. Baltz served as Vice President-Marketing and Pricing for ABF. He was ABF’s Director-Marketing and Public Relations from November 1997 through January 2004. Between January 1989 and November 1997, Mr. Baltz served in ABF’s Pricing Department as an Analyst, Senior Analyst and Regional Pricing Manager.

Christopher L. Burton Vice President-Economic Analysis	50	Mr. Burton has been Vice President-Economic Analysis for the Company since January 1, 2008. Previously for ABF, he served as Vice President-Economic Analysis from February 1, 2006 through December 31, 2007, Director-Economic Analysis from September 1995 through January 2006, and Manager-Pricing from February 1995 through August 1995. From January 1979 through January 1995, Mr. Burton served the Company’s subsidiary, Data-Tronics Corp., as Manager of Services & Human Resources and Systems Analyst/Programmer and worked for ABC as an Economic Analyst.

David R. Cobb Vice President and Controller	42	Mr. Cobb has been Vice President and Controller of the Company since May 1, 2006. Mr. Cobb was employed by Smith International, Inc., an international oilfield service company, as Vice President and Controller from July 2002 to April 2006 and as Assistant Controller from October 2001 to June 2002. He was employed by Kent Electronics Corporation beginning April 1995, serving as Assistant Treasurer from April 1997 to September 2001. Mr. Cobb was employed by PricewaterhouseCoopers LLP from July 1988 to March 1995. Mr. Cobb is a Certified Public Accountant.

Name	Age	Business Experience

James A. Ingram Vice President-Market Development	40	Mr. Ingram has been Vice President-Market Development for the Company since January 1, 2008. He previously served as Vice President-Market Development for ABF from February 1, 2006 through December 31, 2007. From January 2000 through January 2006, Mr. Ingram was ABF’s Director-Quotation Services. Between January 1990 and December 1999, Mr. Ingram served in ABF’s Pricing Department as an Analyst, Senior Analyst and Pricing Manager.

Michael R. Johns Vice President-General Counsel and Corporate Secretary	49	Mr. Johns has been the Company’s Vice President-General Counsel and Corporate Secretary since April 2, 2007. From 1991 to 2007, he was a partner in the law firm of Dover Dixon Horne PLCC in Little Rock, Arkansas. Mr. Johns was a practicing attorney in two other Little Rock law firms for seven years, including Rose Law Firm, prior to 1991. He is a Certified Public Accountant. Mr. Johns is a member of the American Bar Association, Pulaski County Bar Association, Pulaski County Debtor-Creditor Bar Association and Arkansas Society of Certified Public Accountants.

J. Lavon Morton Vice President-Tax and Chief Internal Auditor	57	Mr. Morton has been the Company’s Vice President-Tax and Chief Internal Auditor since January 1, 2000. From May 1997 to December 1999, Mr. Morton was the Company’s Vice President-Financial Reporting. Mr. Morton joined the Company as Assistant Treasurer in December 1996. Mr. Morton has overseen the Company’s tax reporting since 1996. From 1972 through November 1996, Mr. Morton was employed by Ernst & Young LLP. Mr. Morton was a Partner in Ernst & Young LLP from October 1984 through November 1996. Mr. Morton is a Certified Public Accountant. From January 2003 to October 2005, Mr. Morton was a Director and a designated Audit Committee Financial Expert of BEI Technologies, Inc. BEI was purchased by Schneider Electric in October 2005. Mr. Morton was Chairman of the Tax Policy Committee and a member of the American Trucking Associations Board of Directors from October 2004 to October 2007.

Wesley B. Kemp ABF Senior Vice President of Operations	61	Mr. Kemp has been Senior Vice President of Operations of ABF since February 1, 2006. Mr. Kemp was Vice President-Terminal Operations for ABF from December 1984 through January 2006, Regional Vice President-Operations for ABF from July 1981 through December 1984, and Director-Regional Terminal Operations for ABF from November 1980 until July 1981. Between 1969 and 1980, Mr. Kemp served in ABF’s Operations Department as Equipment Coordinator, Manager-System Design, Manager-Production Systems, and Director-Engineering.

Roy M. Slagle ABF Senior Vice President of Sales and Marketing	54	Mr. Slagle has been Senior Vice President of Sales and Marketing of ABF since February 1, 2006. Mr. Slagle was Vice President of Administration and Treasurer for ABF from January 2000 through January 2006 and Vice President and Treasurer for ABF from 1995 to 2000. He was a Regional Vice President of Sales for ABF from 1989 to 1995. Between 1976 and 1989, Mr. Slagle served ABF as Operations Supervisor at the Dayton, OH terminal; Operations Manager at the Dayton terminal; Branch Manager at the Cincinnati, Ohio terminal; Branch Manager at the Carlisle, PA terminal; and Regional Training Specialist at the Dayton terminal.

Compensation Discussion & Analysis
Introduction
The purpose of this Compensation Discussion & Analysis (“CD&A”) is to describe Arkansas Best’s compensation program for Named Executive Officers and how it is implemented by the Company and the Compensation Committee of the Board of Directors.
The Named Executive Officers for 2007 are listed below:

Named Executive Officer	Title
Robert A. Davidson	ABC and ABF President–CEO
Judy R. McReynolds	ABC Senior Vice President–CFO & Treasurer
Christopher D. Baltz	ABC Senior Vice President–Yield Management & Strategic Development
Wesley B. Kemp	ABF Senior Vice President–Operations
Roy M. Slagle	ABF Senior Vice President–Sales & Marketing
Compensation Philosophy and Objectives
The primary objectives of the Company’s executive compensation program are to:
•	attract and retain highly qualified executives;

•	motivate the Company’s leaders to work together as a team to deliver superior business performance;

•	balance rewards between short-term results and the long-term strategic decisions needed to ensure sustained business performance over time; and

•	ensure that the interests of the Company’s leaders are closely aligned with those of the Company’s stockholders.
As discussed in the sections that follow, the Company uses a variety of compensation vehicles to meet its compensation philosophy and objectives. The Company does not establish a targeted mix of weightings between the various components.
To emphasize the executive team concept, the Company’s compensation programs generally provide equal compensation opportunities to officers holding equal levels of corporate responsibility (such as all vice presidents or all senior vice presidents) within the Company and ABF. With these goals in mind, the Company’s executives earn compensation over different time frames.

Pay Component	Time Frame and Purpose

Salary and Annual Incentives	• Reflect current annual results

Long-Term Incentives	• Reflect results over a minimum of three years
• Help ensure current results remain sustainable

Equity Awards	• Align participant’s interests with stockholder interests

Post-Retirement Incentives - Deferrals, Retention and Retirement Accumulations	• Help ensure that executives remain with the Company until their working careers end

Determining Appropriate Pay Levels and Linkage to Objectives
To assess the competitive range of pay for a particular position, the Committee examines pay data for executives in positions of comparable size and complexity at other companies. The Company’s compensation peer group is designated by the Compensation Committee after considering input from management and its independent compensation consultant, Hewitt Associates. In 2007, the Committee approved a group of industry peers as well as the use of general industry data for benchmarking. The industry peer group is comprised of seven trucking companies that the Company considers to be its closest competitors for business and executive talent. The 2007 industry peer companies are listed below:
•	Con-way, Inc.

•	J.B. Hunt Transportation Services, Inc.

•	Landstar System, Inc.

•	Old Dominion Freight Line, Inc.

•	Saia, Inc.

•	Werner Enterprises, Inc.

•	YRC Worldwide, Inc.
Since the Company’s industry peer group is somewhat limited, the Committee also approved the use of general industry data and the performance of the Company relative to the S&P 500 over longer-term periods to enhance the credibility of market benchmarks. Data was collected for the comparable Named Executive Officer positions from several credible general industry surveys using data (of companies with revenue between $1 billion and $2.5 billion) reflecting the Company’s revenue size.
For base salary, the Company has historically targeted between the 25th and 50th percentiles of the market. The Company’s market benchmarking, using 2006 data, confirmed that the base salaries for the Named Executive Officers were between the 25th and 50th percentiles of the market.
The Company strives to pay annual cash incentives for Named Executive Officers that deliver total cash compensation (salary and annual incentives) to meet or exceed the 50th percentile of the market when the Company performs well. The Company’s market benchmarking, using 2006 data, confirmed that annual cash incentives for the Named Executive Officers achieved this objective.
The Company’s long-term incentive compensation is represented by a Long-Term Cash Incentive Plan (“C-LTIP”). In recent years, the Company began to shift compensation away from retirement benefits to performance-based long-term incentives. Two Named Executive Officers currently participate in the C-LTIP. The other Named Executive Officers do not participate in the C-LTIP because they continue to participate in the Supplemental Benefit Plan (“SBP”) and Deferred Salary Agreement (“DSA”) retirement programs.
All Named Executive Officers receive equity awards. Equity awards are more fully described in the “Equity Awards” section of this CD&A and the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” tables. The Company’s objectives for granting equity awards are to align Named Executive Officers’ and stockholders’ interests and to increase the ownership interests of the Named Executive Officers of the Company over a five-year period. An evaluation of the Named Executive Officers revealed that progress toward increasing Named Executive Officer stock ownership was made in 2007.
Total direct compensation, including base salary, annual cash incentives, C-LTIP and equity awards was targeted to meet or exceed the 50th percentile of the market when the Company performs well. The Company’s benchmarking, using 2006 data, confirmed that this objective for the Named Executive Officers was met.
Named Executive Officers receive other compensation that is more fully described in the “Retirement and Other Benefits” and the “Perquisites” sections of this CD&A. The Company does not maintain separate objectives with respect to the market for these areas of compensation.

Role of Officers in Determining Compensation
From time to time the Company’s Board Chairman; President–Chief Executive Officer; Vice President–General Counsel; Senior Vice President–Chief Financial Officer and Treasurer; and Vice President–Tax and Chief Internal Auditor provide analysis and recommendations to the Compensation Committee on compensation issues. They also interact with the independent compensation consultant as requested by the Compensation Committee. At certain meetings, the President–Chief Executive Officer will present pay recommendations to the Committee for his direct reports. The President–Chief Executive Officer does not make recommendations on his own compensation. Some or all of the above-listed individuals routinely attend the meetings of the Compensation Committee to provide information relating to matters the Compensation Committee is considering. None of the above-listed individuals attend Compensation Committee executive sessions, except to the extent requested by the Compensation Committee. The Committee approves all pay decisions for the Named Executive Officers.
Components of Compensation
The principal components of the Named Executive Officers’ compensation are:
•	Base Salary

•	Annual Cash Incentive Compensation

•	Long-Term Cash Incentive Compensation

•	Equity Awards

•	Retirement and Other Benefits

•	Perquisites
Base Salary. Base salaries for Named Executive Officers are reviewed by the Compensation Committee on an annual basis. In establishing base salaries, the Compensation Committee reviews the following:
•	the Company’s compensation philosophy and objectives as described above;

•	its independent compensation consultant’s analysis of the benchmarks as described above;

•	economic and inflationary factors;

•	the Company’s recent and historical financial performance;

•	the Company’s strategic plans;

•	the resources of the Company; and

•	the President–Chief Executive Officer’s recommendations (on positions other than his own).
The Compensation Committee does not assign a specific weighting to any of these factors.
Based on this information, the Compensation Committee increased the base salary of the Company’s President– Chief Executive Officer, Mr. Davidson, by 10% to $550,000 in February 2007. Also, the Compensation Committee increased the base salaries for the other Named Executive Officers’ positions by 4% to $250,000 in February 2007. The reason for these pay increases was to bring the CEO and Named Executive Officer pay closer to the 50th percentile of the Company’s market benchmarking.
Annual Cash Incentive Compensation. The Annual Cash Incentive Compensation Plan benefit is based on the Company’s Return on Capital Employed (“ROCE”). ROCE is generally calculated by dividing Net Income (adjusted for nonrecurring or unusual items) divided by average debt plus average equity for the applicable period. The Compensation Committee and management believe that ROCE is a valuable motivational tool since it can be calculated throughout the year by participants. Additionally, ROCE keeps participants focused on the profitable use of Company resources and promotes profitable growth, both of which increase the value of the Company to its stockholders.
The ROCE incentive award scale is based on studies conducted since the inception of the ROCE plan in 1998 by the Company regarding the average ROCE for S&P 500 publicly traded companies over longer periods of time. A minimum of 7% ROCE must be achieved for any incentive to be earned with higher levels of ROCE resulting in additional earned incentive, subject to a $2 million per participant maximum annual award.

Named Executive Officers have a salary factor expressed as a percentage of their base salary that is multiplied by a performance factor determined by the ROCE achieved by the Company or ABF, depending on which entity employs the officer.
The following table shows the salary factors:

Incentive Award
Salary Factor
Job Title	(“Salary Factor”)
ABC President & CEO	60%
Other Named Executive Officers	50%
The following table shows how ROCE determines the percent of base salary earned:

		CEO	Other NEOs
ROCE %	Performance Factor	Percent of Base	Percent of Base
Achieved	Earned	Salary Earned(1)	Salary Earned(2)
<7%	0%	0%	0%
7%	40%	24%	20%
8%	60%	36%	30%
9%	80%	48%	40%
10%	100%	60%	50%
11%	120%	72%	60%
12%	140%	84%	70%
13%	160%	96%	80%
14%	190%	114%	95%
15%	220%	132%	110%
Above 15%	Increase Performance Factor by 30% for each percentage point above 15% ROCE	+18%	+15%

(1)	Performance Factor Earned x Salary Factor for CEO (60%).

(2)	Performance Factor Earned x Salary Factor for Other Named Executive Officers (50%).
Based on the average of the Company’s ROCEs for the most recent five years and the forecasted ROCE for 2007, the Company projected a ROCE of 16.49% for the Company and 17.47% for ABF. The actual 2007 ROCE as calculated under the Annual Incentive Plan was 9.83% (prior to deducting annual incentive payments), based primarily on ABF’s separately determined ROCE of 10.36%. The resulting bonus payouts for Named Executive Officers as a percentage of their 2007 base salary are noted in the following table:
Annual Incentive Percent of 2007 Base Salary

Named Executive Officer	ABC ROCE Bonus	ABF ROCE Bonus
Robert A. Davidson	57.96%	–
Judy R. McReynolds	48.30%	–
Christopher D. Baltz	–	53.60%
Wesley B. Kemp	–	53.60%
Roy M. Slagle	–	53.60%
Long-Term Cash Incentive Compensation. Long-term incentive compensation is delivered through the C-LTIP as described below. Management and the Compensation Committee believe that the combination of performance measures in the C-LTIP places an emphasis on motivating profitable growth and on the level of profitability from the use of Company assets. Additional detail on targeted performance levels can be found following the “Grants of Plan Based Awards” table.

Cash-Based LTIP – In December 2006, the Compensation Committee adopted a three-year cash incentive program covering January 1, 2007 through December 31, 2009 (“C-LTIP”). The C-LTIP is comprised of two parts:

C-LTIP Components	Weighting
ROCE Portion	60%
Growth Portion	40%
Both the ROCE and Growth Portions of the plan are based on studies conducted by the Company on the three-year averages of ROCE and compounded annual growth rate of consolidated earnings per share for S&P 500 publicly traded companies over longer periods of time.
For the “ROCE Portion,” the Compensation Committee determined that it would use the Company’s three-year average ROCE as its performance measure. A minimum of 7% ROCE must be achieved for any incentive to be earned with higher levels of ROCE resulting in additional earned incentive. The actual incentive earned for the ROCE Portion will depend on the three-year average of ROCE achieved and the participant’s average annualized base salary during the measurement period.
Participating Named Executive Officers have a salary factor expressed as a percentage of their base salary (50%). The following table shows how ROCE determines the percent of base salary earned under the ROCE Portion:

		Participating NEOs
ROCE %	Performance Factor	Percent of Base Salary
Achieved	Earned	Earned(1)
<7%	0%	0%
7%	40%	12%
8%	60%	18%
9%	80%	24%
10%	100%	30%
11%	120%	36%
12%	140%	42%
13%	160%	48%
14%	190%	57%
15%	220%	66%
Above 15%	Increase Performance Factor by 30% for each percentage point above 15% ROCE	+9%

(1)	Performance Factor Earned x Salary Factor for Participating Named Executive Officers (50%) x ROCE weighting (60%).
The Growth Portion is based on the Company achieving an increase in consolidated earnings per share (“EPS”) in the final year of the C-LTIP over consolidated EPS in the year preceding the commencement of the C-LTIP. This is expressed as a compounded annual growth rate for the measurement period. A minimum of 4% compounded annual growth rate must be achieved for any incentive to be earned. The actual incentive earned for the Growth Portion will depend on the compounded annual growth rate achieved and the participant’s average annualized base salary during the measurement period.
Participating Named Executive Officers have a salary factor expressed as a percentage of their base salary (100%). The following table shows how the compounded annual growth rate of consolidated EPS determines the percent of base salary earned under the Growth Portion:

Compounded Annual
Growth Rate of		Participating NEOs
Consolidated EPS %	Performance Factor	Percent of Base Salary
Achieved	Earned	Earned(1)
<4%	0%	0%
4%	20%	8%
5%	40%	16%
6%	60%	24%
7%	80%	32%
8%	100%	40%
9%	120%	48%
10%	140%	56%
11%	160%	64%
12%	180%	72%
13%	210%	84%
Above 13%	Increase Performance Factor by 30% for each 1% increase in the Compounded Annual Growth Rate of Consolidated EPS in excess of 13%	+12%

(1)	Performance Factor Earned x Salary Factor for Participating Named Executive Officers (100%) x Growth weighting (40%).
The maximum total C-LTIP that may be paid out per participant is $2 million for each three-year measurement period. Since the 2007–2009 program is the first C-LTIP cycle for the Named Executive Officers, the earliest potential payout will be in January 2010.
Equity Awards. The Company’s policies and practices for aligning the Named Executive Officers’ interests with stockholders’ interests and encouraging stock ownership by Named Executive Officers are described below:
Stock Ownership Policy – The Compensation Committee believes that the Named Executive Officers should maintain meaningful equity holdings in the Company. In October 2007, the Board of Directors adopted a Stock Ownership Policy (the “Policy”) for Named Executive Officers. The Policy was effective January 1, 2008. Under this Policy, Named Executive Officers must own stock with a value equal to or greater than the following multiple of their base salary by January 1, 2013.

Position Title	Stock Ownership Multiple
ABC President & CEO	3 x base salary
Other Named Executive Officers	2 x base salary
Participants may not sell any shares granted under a Company award agreement (except to pay the exercise price of stock options or taxes generated as a result of equity grants) until they satisfy the stock ownership requirement. Stock owned in a Company-sponsored retirement plan, unvested restricted stock, unvested RSUs and stock owned outright count toward the ownership requirement. Should a person covered by the policy fail to have the required amount accumulated after five (5) years, then further equity grants may be discontinued until the person has complied with the Policy. The Committee intends that participants will be able to meet the ownership requirements through stock awards.

Equity Award Practices – In October 2007, the Compensation Committee updated its policy for granting equity awards. This policy states:
•	the Compensation Committee shall be responsible for the granting of all equity-based compensation;

•	the award dates for each grant shall be five business days following the Company’s first quarter earnings release for a given year;

•	the exercise price or value of the grant shall be determined by reference to the closing price of the Company’s Common Stock on the specified award date; and

•	the number of shares/units awarded will be based on stated dollar amounts for each participant.
Prior to 2005, the Named Executive Officers were awarded stock options. Many of these options are still outstanding and unvested. The compensation expense for these prior awards of options is reflected in the Summary Compensation Table.
In April of 2005 and 2006 the Compensation Committee awarded restricted stock shares to the Named Executive Officers. These awards provided for five-year cliff vesting.
In April 2007, the Compensation Committee decided to grant RSUs rather than restricted stock for tax flexibility purposes. The Compensation Committee believes the awarding of RSUs with five-year cliff vesting facilitates the Named Executive Officers’ accumulation of an equity interest in the Company. This vesting schedule also assists the Named Executive Officers in complying with the Stock Ownership Policy. Stock will be issued in settlement of the RSU upon vesting.
In 2007, Named Executive Officers were granted RSUs under the Company’s 2005 Ownership Incentive Plan as follows:

Named Executive Officer	RSUs Granted

Robert A. Davidson	8,400
Judy R. McReynolds	4,600
Christopher D. Baltz	4,600
Wesley B. Kemp	4,600
Roy M. Slagle	4,600
The number of shares awarded to each Named Executive Officer was based on the Named Executive Officer’s position within the Company. Other considerations included the total number of shares available to be granted and potential shareholder dilution.
See the “Outstanding Equity Awards at Fiscal Year-End” table for additional information.
Retirement and Other Benefits. The Named Executive Officers are eligible to participate in the retirement and benefit programs as described below. The Compensation Committee reviews the overall cost to the Company of the various programs generally on an annual basis or when changes are proposed. The Compensation Committee believes the benefits provided by these programs have been important factors in attracting and retaining the overall officer group including the Named Executive Officers.
Historically, the Company and ABF have provided officers with the predominate portion of their long-term cash compensation through post-employment payments under the Supplemental Benefit Plan (“SBP”) and Deferred Salary Agreements (“DSA”) retirement programs. It is the Compensation Committee’s belief that the C-LTIP should be more effective in motivating the officer group to achieve multiyear strategic and financial objectives than post-employment cash compensation under the SBP and DSA programs. In transition to the C-LTIP, the Committee sought to balance the SBP and DSA participants’ existing expectations and rights under the plans with the Compensation Committee’s desire to curtail the programs. In December 2005, the SBP and the DSA programs were closed to new entrants and a cap was placed on the maximum SBP payment. In place of the SBP and DSA programs, new officers of the Company or ABF appointed after 2005 are eligible to participate in the C-LTIP.

Each of the Named Executive Officers has participated in the SBP and DSA program since their appointment as an officer of the Company or ABF. As part of the Compensation Committee’s transition program, officers who were already participants in the SBP and DSA programs were given an irrevocable election in November 2006 to have their benefits under the SBP and DSA frozen as of January 31, 2008, and begin participating in the C-LTIP beginning in 2007. Based on this election opportunity, two Named Executive Officers, Judy R. McReynolds, and Christopher D. Baltz, agreed to freeze their SBP and DSA benefits as of January 31, 2008. Beginning in 2007, these Named Executive Officers began participating in the C-LTIP as described above. Messrs. Davidson, Slagle and Kemp continue to participate in the SBP and DSA programs and they do not participate in the C-LTIP.
Supplemental Benefit Plan – The Company and ABF have noncontributory, unfunded supplemental pension benefit plans that supplement benefits under the Arkansas Best Corporation Pension Plan (the “Pension Plan”). Under the SBP, the Company will pay sums in addition to amounts payable under the Pension Plan to eligible officers, including the Named Executive Officers. See the “Pension Benefits” section for more information.
Deferred Salary Agreements – The Company and ABF also have unfunded, noncontributory Deferred Salary Agreements with certain of their officers, including the Named Executive Officers. See the “Pension Benefits” section for more information.
Pension Plan – As part of their post-employment compensation, the Named Executive Officers participate in the Company’s Pension Plan on the same basis as all other eligible noncontractual employees hired prior to January 1, 2006. See the “Pension Benefits” section for more information on the benefit and terms and conditions of the Pension Plan.
401(k) Savings Plan – The Company provides the Arkansas Best 401(k) and DC Retirement Plan to all eligible noncontractual employees. The Named Executive Officers are eligible to participate in this plan on the same basis as all other eligible employees. The Company matches 50% of the employee’s contributions up to a maximum of 6% of the employee’s eligible earnings subject to the IRS annual compensation limit.
Voluntary Savings Plan (“VSP”) – The Arkansas Best VSP is a nonqualified plan created to offset the IRC limitations on contributions to the Company’s 401(k) plan for certain eligible officers. The Company matches 15% of the participant’s contributions up to a maximum annual match amount of $15,000.
The VSP allows the officer group, including the Named Executive Officers, to make up for IRC limitations on the amount they may contribute to the Company’s 401(k) plan. See the “Non-Qualified Deferred Compensation Plans” section for a more detailed description of the VSP and amounts the Named Executive Officers have deferred under the VSP.
Health and Welfare Plans – The Company provides medical, dental, vision, life insurance and disability benefits to all eligible non-contractual employees. The Named Executive Officers are eligible to participate in these benefit plans on the same basis as all other employees.
Officer Life Insurance – The Company’s and ABF’s officers, including the Named Executive Officers, are provided with life insurance coverage of $1 million in the event they suffer accidental death while traveling on Company business.
Post-Employment Medical Plan (“Executive Medical Plan”) – The Company provides the Named Executive Officers and their eligible dependents with lifetime health coverage under the Company’s Executive Medical Plan following their termination of employment after age 55 with ten years of service. The health coverage is provided through a fully insured third-party provided health plan. Premiums for the lifetime health coverage for eligible officers and their dependents are fully paid by the Company once an eligible terminated officer reaches age 60. Prior to age 60, the terminated eligible officer is required to reimburse the Company for a portion of the premium, which has historically been set at the Company’s then current COBRA rate.
The Executive Medical Plan provides that coverage will be forfeited if the officer becomes an employee, consultant or has an ownership interest in any competitor of the Company.

Perquisites.
The Company uses perquisites for Named Executive Officers to provide a competitive offering and conveniences. Perquisites are generally limited to situations where there is some related business benefit to the Company, such as spousal attendance at Company or industry events, or where the perquisite is an agreed to component of the individual’s overall compensation arrangement. See the “Summary Compensation Table” for a listing of the reportable perquisites for the Named Executive Officers.
Employment Agreements and Change-in-Control Provisions
None of the Named Executive Officers have an employment agreement with the Company. Each of the officer compensation programs listed below contains provisions which accelerate that program’s benefit if certain Company change-in-control events occur:
•	Annual Incentive Plan

•	Equity Awards

•	C-LTIP

•	DSA

•	VSP
The accelerated benefits are intended to provide the officer participants with a reasonable severance package based on the value the officers have created that is realized by the Company’s stockholders in the event of a change-in-control. Generally, these change-in-control provisions provide that no accelerated benefit will be paid if it would constitute an excess parachute payment under IRC Section 280G. None of the change-in-control provisions require the Company to gross-up a Named Executive Officer for taxes they may owe on change-in-control benefits. See the “Potential Payments Upon Termination or Change-in-Control” section for additional information regarding these change-in-control provisions.
Ethical Conduct
The Committee has implemented a policy for the “clawback” of any bonus or incentive compensation awarded to any executive officer, including a Named Executive Officer, whose misconduct contributed to the Company being required to restate its financial statements. Under the terms of the policy, the Board will require reimbursement of any bonus or incentive compensation awarded or effect the cancellation of unvested restricted or deferred stock awards previously granted to the executive officer under the scenarios described below:
•	The amount of the bonus or incentive compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of the restatement.

•	The executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement.

•	The amount of the bonus or incentive compensation that would have been awarded to the executive officer had the results been properly reported would have been lower than the amount actually awarded.
Tax and Accounting Implications
Deductibility of Executive Compensation. Section 162(m) of the IRC generally precludes a public company from taking a federal income tax deduction for annual compensation in excess of $1 million per individual paid to its Chief Executive Officer or the other Named Executive Officers. Under Section 162(m), certain compensation, including “performance-based compensation,” is excluded from this deduction limitation. It is the Compensation Committee’s intent to structure compensation paid to the officers to be fully deductible; however, from time to time, the Compensation Committee may award compensation that may not be fully deductible if it determines that such awards are consistent with its compensation philosophy and in the best interests of the Company and its stockholders. The Compensation Committee has been advised that all of the 2007 compensation paid to the Named Executive Officers is deductible.

Non-Qualified Deferred Compensation. The Company designs and operates its nonqualified deferred compensation arrangements in a manner that is intended to be in compliance with Section 409A of the IRC and the final regulations issued thereunder.
Compensation Committee Report
The Compensation Committee generally meets in conjunction with the Company’s regular Board of Directors meetings, but also holds special meetings when deemed appropriate. In 2007, the Compensation Committee met six times. The Nominating/Corporate Governance Committee has determined that each member of the Compensation Committee meets applicable NASDAQ independence standards and IRC 162(m) nonemployee director requirements. The Compensation Committee Charter is published in the Corporate Governance section of the Company’s Web site at www.arkbest.com.
The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that it be included in the Company’s Annual Report filed on Form 10-K and, as applicable, the Company’s 2008 Proxy Statement.

Committee Members

William M. Legg, Chairman
John H. Morris
John W. Alden
Compensation Committee
Interlocks and Insider Participation
None of the Compensation Committee members are officers or employees or former officers or employees of the Company. No executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving as a member of the Company’s Board or Compensation Committee. Messrs. Legg, Alden and Morris served on the Compensation Committee in 2007.

Summary Compensation Table
     The following table sets forth information regarding compensation earned in 2007 by the Company’s Named Executive Officers:

						Change in
						Pension Value
						and Non-
						Qualified
				Option	Non-Equity	Deferred
Name and			Stock	Awards	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary	Awards ($)	($)	Compensation	Earnings	Compensation	Total
(a)	(b)	($) (c)	(d)(1)	(e)(2)	($) (f)(3)	($) (g)(4)	($) (h)(5)	($) (i)

Robert A. Davidson(6)	2007	$545,833	$151,372	$42,807	$316,365	$2,109,320	$26,701	$3,192,398
ABC and	2006	491,667	83,738	43,543	794,053	1,887,952	30,230	3,331,183
ABF President–CEO

Judy R. McReynolds	2007	249,167	87,485	31,987	143,111	121,341	6,930	640,021
Senior Vice President–	2006	236,250	51,594	39,255	315,366	130,927	11,250	784,642
CFO and Treasurer

Christopher D. Baltz	2007	249,167	87,485	19,364	156,317	161,118	6,930	680,381
Senior Vice President–	2006	236,250	51,594	25,040	358,354	167,562	16,215	855,015
Yield Management and Strategic Development

Wesley B. Kemp	2007	249,167	94,982	31,987	133,553	352,747	6,930	869,366
ABF Senior Vice President	2006	236,250	51,594	34,266	358,354	388,363	26,667	1,095,494
of Operations

Roy M. Slagle	2007	249,167	87,485	31,987	133,553	300,704	9,901	812,797
ABF Senior Vice President	2006	236,250	51,594	34,266	358,354	240,426	30,165	951,055
of Sales and Marketing

(1)	The amounts reflect the share-based compensation expensed for 2007 by the Company for financial reporting purposes, excluding estimated forfeitures, under the 2005 Ownership Incentive Plan for restricted stock awards granted on April 20, 2005 and April 17, 2006 and RSUs awarded on April 23, 2007. The assumptions used are discussed in Notes B and C to the Company’s consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2007. The actual amount realized by the officer will vary based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting. Dividends are paid on restricted stock and RSUs at the same rate and at the same time as the dividends paid to Company stockholders.

(2)	The amounts reflect the share-based compensation expensed for 2007 by the Company for financial reporting purposes, excluding estimated forfeitures, of stock options granted under the 1992 Stock Option Plan, 2000 Non-Qualified Stock Option Plan and 2002 Arkansas Best Stock Option Plan. The actual amount realized by the officer will vary based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting.

Share-based compensation expense recognized in 2006 and 2007 include the pro rata cost of stock options granted to but not yet vested as of January 1, 2006, based on the grant date fair value estimated using a Black-Scholes-Merton option pricing model. The assumptions used and the resulting fair value of stock options granted in 2004, 2003, 2002 and 2001 are as follows:

	2004	2003	2002	2001

Risk-free rates	2.9%	2.7%	4.3%	4.2% – 4.9%
Volatility	53.6%	56.2%	61.0%	60.5% – 61.5%
Weighted-average life	4 years	4 years	4 years	4 years
Dividend yields	1.7%	1.2%	0.01%	0.01%
Estimated weighted-average fair value per share	$11.52	$10.39	$11.86	$ 13.07
     The estimated fair value of the options is amortized to expense over the options’ vesting period.

(3)	Reflects annual incentive cash compensation earned during 2007 and paid during January 2008 from the Annual Incentive Plan and amounts accrued under the C-LTIP during 2007. The actual earned amount may be more or less at the time of payment which is expected to be January 2010 depending on performance during the complete 2007—2009 measurement period. Ms. McReynolds and Mr. Baltz are the only Named Executive Officers that participate in the C-LTIP. See the “Grants of Plan-Based Awards” table for additional information on these plan awards.

	Davidson	McReynolds	Baltz	Kemp	Slagle

Annual Incentive Plan	$316,365	$120,347	$133,553	$133,553	$133,553
C-LTIP	N/A	22,764	22,764	N/A	N/A

Total	$316,365	$143,111	$156,317	$133,553	$133,553

(4)	Reflects the increase/decrease in actuarial value from December 31, 2006 to December 31, 2007. The value is determined using the same assumptions as used by the Company for financial reporting purposes for the Arkansas Best Corporation Pension Plan, Supplemental Benefit Plan and Deferred Salary Agreements. See the “Pension Benefits” section for additional information on these plans. Earnings under the Arkansas Best Voluntary Savings Plan are not above market and are not included in this column. The change in value by plan is as follows:

	Davidson	McReynolds	Baltz	Kemp	Slagle

Pension Plan	$85,683	$14,224	$17,750	$55,326	$56,144
Supplemental Benefit Plan	1,869,898	87,795	128,063	248,336	211,916
Deferred Salary Agreement	153,739	19,322	15,305	49,085	32,644

Total Increase	$2,109,320	$121,341	$161,118	$352,747	$300,704

(5)	All Other Compensation for 2007 consists of the following:

	Davidson	McReynolds	Baltz	Kemp	Slagle

401(k) Company Match	$6,750	$6,750	$6,750	$6,750	$6,750
24-Hour Accidental Death Premiums	180	180	180	180	180
Perquisites	16,351	—	—	—	—
Gross-Ups(i)	3,420	—	—	—	2,971

Total Other Compensation	$26,701	$6,930	$6,930	$6,930	$9,901

(i)	Gross-ups for Messrs. Davidson and Slagle are for spousal travel to a Company or industry event.
(6)	Mr. Davidson is also a member of the Company’s Board of Directors and President—CEO of ABF Freight System, Inc. Mr. Davidson receives no compensation for his service as a Director.
Summary of Perquisite Values. Mr. Davidson’s perquisite values include expenses for spousal travel to Company or industry events and any related Company lost tax deduction resulting from the spouse accompanying the Named Executive Officer on the Company airplane. In addition, Mr. Davidson’s perquisite value includes travel club and dinner club fees, a nominal gift related to business activities and a Christmas gift from the Company to the Board of Directors.
In general, the Company’s executive officers are not allowed to use corporate aircraft for personal trips. When appropriate for business purposes, executive officers’ spouses are permitted to accompany them on trips. Executive officers are also permitted to invite their spouse or other personal guests to occasionally accompany them on business trips when space is available. When the spouse’s or guest’s travel does not meet the IRS standard for “business use,” the cost of that travel, determined under the IRS Standard Industrial Fair Level, is imputed as income to the executive officer, and if the spouse’s travel was related to a business purpose, the Company will reimburse the executive officer for the associated income tax resulting from the imputed income.
The Company determines the cost of personal use of Company aircraft using all aircraft operating costs and total occupied seat hours as prescribed by IRS Notice 2005-45 and related regulations. Under IRS rules, spousal travel on a business trip is generally considered nonbusiness travel. The incremental cost to the Company included in the perquisite values above is based on the Company’s effective income tax rate.

2007 Grants of Plan-Based Awards
The following table provides information related to nonequity and equity-based awards made to the Named Executive Officers for the 2007 fiscal year:

			Estimated Future Payouts
			Under Non-Equity Incentive			All Other
			Plan Awards(2,3)			Stock Awards
							Grant Date
						Number of	Fair Value
						Shares of	of Stock and
		Grant				Stock or	Option
Name	Award	Date		Target		Units	Awards
(a)	Type(1)	(b)	Threshold	($) (c)	Maximum	(#) (d)(4)	(e)(5)

Robert A. Davidson	AIP	12/13/2006	$—	$866,892	$2,000,000

	RSU	4/23/2007				8,400	$327,432

Judy R. McReynolds	AIP	12/13/2006	—	329,772	2,000,000

	RSU	4/23/2007				4,600	179,308

	C-LTIP	12/13/2006	—	257,907	2,000,000

Christopher D. Baltz	AIP	12/13/2006	—	366,400	2,000,000

	RSU	4/23/2007				4,600	179,308

	C-LTIP	12/13/2006	—	257,907	2,000,000

Wesley B. Kemp	AIP	12/13/2006	—	366,400	2,000,000

	RSU	4/23/2007				4,600	179,308

Roy M. Slagle	AIP	12/13/2006	—	366,400	2,000,000

	RSU	4/23/2007				4,600	179,308

(1)	Award Types: AIP = Annual Incentive Plan RSU = Restricted Stock Units C-LTIP- Three-Year Long-Term Incentive Compensation Plan

(2)	The 2007 performance criteria for the Annual Incentive Compensation Plan was approved by the Compensation Committee of the Company’s Board of Directors on December 13, 2006. The target award amount was based on the average of the ROCEs for the most recent five years and the forecasted ROCE for 2007 of 16.49% for the Company and 17.47% for ABF. No payment is made under the plan if the ROCE is less than 7% with higher ROCEs resulting in higher incentive payments. The maximum payment to any individual allowed under the plan is $2 million. Actual payments made in January 2008 for awards earned under the Annual Incentive Compensation Plan are shown in the Non-Equity Incentive Plan Compensation column (column f) of the Summary Compensation Table.

(3)	The performance criteria for the C-LTIP award was approved by the Compensation Committee of the Company’s Board of Directors on December 13, 2006. The target award amount was based on the average of the Company’s ROCEs for the most recent five years (after annual incentive payments) and the forecasted ROCE for 2007 (after annual incentive payments) of 14.97% and forecasted earnings per share growth of 7.19% for 2007 through 2009. No payment is made under the ROCE portion of the plan if the ROCE is less than 7% with higher ROCEs resulting in higher incentive payments. No payment is made under the growth portion of the plan if the compounded annual growth rate of consolidated earnings per share is less than 4%. The maximum payment to any individual allowed under the total plan is $2 million. The incentive earned under the C-LTIP plan will depend on the actual three-year average of ROCE achieved, the earnings per share growth and the participant’s average annualized base salary during the measurement period. Payment for the C-LTIP award, if any, will be made in January 2010.

(4)	Reflects the number of RSUs awarded under the 2005 Ownership Incentive Plan on April 23, 2007.

(5)	Reflects the full grant date fair value ($38.98 per share) of RSU awards made under the 2005 Ownership Incentive Plan on April 23, 2007.
Non-Equity Incentive Awards
Annual Incentive Plan: For each plan year, if participants have been in the plan a minimum of 90 days, they are eligible for a prorated benefit upon early retirement (age 55 with 10 years of service), normal retirement (age 65), death or disability based on their base salary received and the period of time in the plan during the year.

Upon a change-in-control, participants are entitled to the greater of 100% of their salary factor or final award for the plan year during which the change-in-control occurs.
C-LTIP Plan: For each three-year plan, if participants have been in the plan a minimum of 12 months, they are eligible for a prorated benefit upon early retirement (age 55 with 10 years of service), normal retirement (age 65), death or disability based on their base salary received and the period of time in the plan during the measurement period. If termination of the participant occurs within 24 months of the change-in-control for Good Reason or Without Cause as defined in the C-LTIP, the participant is entitled a pro rata benefit based on the number of months of participation in the applicable measurement period, equal to the greater of 100% of their incentive award salary factor or the actual award earned during the measurement period. Ms. McReynolds and Mr. Baltz are the only Named Executive Officers that participate in the C-LTIP Plan. Under the terms of their agreement to switch from the SBP and DSA to the C-LTIP, upon a change-in-control, Ms. McReynolds and Mr. Baltz will receive a change-in-control benefit under the C-LTIP equal to the C-LTIP change-in-control benefit in excess of the DSA change-in-control benefit, if any.
Stock Awards. Vesting and settlement of RSUs generally occurs on the fifth anniversary of the award date. Accelerated vesting provisions apply for normal retirement (age 65), death, disability or change-in-control of the Company. Upon early retirement (age 55 with 10 years of service), the participant is entitled to a pro rata number of RSUs based on the number of whole months since the award date, if a minimum of twelve months have elapsed since the award date. Dividend equivalents are paid on RSUs at the same rate and at the same time as the dividends paid to Company stockholders.
Outstanding Equity Awards at 2007 Fiscal Year-End
     The following table provides information related to any equity-based awards outstanding as of December 31, 2007 for the Named Executive Officers:

Option Awards(1)						Stock Awards
		Number of
	Number of	Securities
	Securities	Underlying						Market Value of
	Underlying	Unexercised				Number of		Shares or Units of
	Unexercised	Options		Option	Option	Shares or Units		Stock that Have
	Options	(#)		Exercise	Expiration	of Stock that		Not
Name	(#) Exercisable	Unexercisable		Price	Date	Have Not Vested		Vested
(a)	(b)	(c)		($) (e)	(f)	(#)(2)(g)		($)(3)(h)

Robert A. Davidson	10,000	—		$24.3750	1/18/2011
	4,000	—		28.0500	12/19/2011	2,660	(6)	$58,360
	8,000	2,000	(4)	24.5900	1/22/2013	5,600	(7)	122,864
	6,000	4,000	(5)	29.1000	1/28/2014	8,400	(8)	184,296

Judy R. McReynolds	2,400	—		13.6250	4/19/2010
	4,000	—		24.3750	1/18/2011
	3,467	—		28.0500	12/19/2011	4,000	(6)	87,760
	4,500	1,500	(4)	24.5900	1/22/2013	4,600	(7)	100,924
	4,500	3,000	(5)	29.1000	1/28/2014	4,600	(8)	100,924

Christopher D. Baltz	400	—		24.3750	1/18/2011
	800	—		28.0500	12/19/2011	4,000	(6)	87,760
	400	200	(4)	24.5900	1/22/2013	4,600	(7)	100,924
	3,000	3,000	(5)	29.1000	1/28/2014	4,600	(8)	100,924

Wesley B. Kemp	1,200	—		7.6250	1/27/2009
	4,800	—		13.6250	4/19/2010
	10,000	—		24.3750	1/18/2011
	4,000	—		28.0500	12/19/2011	1,867	(6)	40,962
	6,000	1,500	(4)	24.5900	1/22/2013	3,067	(7)	67,290
	4,500	3,000	(5)	29.1000	1/28/2014	4,600	(8)	100,924

Roy M. Slagle	2,400	—		13.6250	4/19/2010
	4,140	—		24.3750	1/18/2011
	4,000	—		28.0500	12/19/2011	4,000	(6)	87,760
	6,000	1,500	(4)	24.5900	1/22/2013	4,600	(7)	100,924
	4,500	3,000	(5)	29.1000	1/28/2014	4,600	(8)	100,924

(1)	All stock options previously granted (i) have an exercise price not less than the closing price of the Company’s Common Stock on the grant date, (ii) are exercisable at 20% per year, generally starting on the first anniversary of the grant date, and (iii) are granted for a term of 10 years. Accelerated vesting provisions apply for normal retirement (age 65), death, disability or change-in-control of the Company.

(2)	Vesting of restricted stock and RSUs generally occurs on the fifth anniversary of the award date. Accelerated vesting occurs upon normal retirement (age 65), death, disability or change-in-control of the Company. Upon early retirement (age 55 with ten years of service), the participant is entitled to the vesting of a pro rata number of shares of restricted stock and/or RSUs based on the number of whole months elapsed since the award date if there has elapsed a minimum of twelve months since the award date. Employees, including Named Executive Officers, who have attained the early retirement age and service requirements but have not terminated employment continue to vest in 1/60th of their restricted stock and RSU awards each month.

(3)	Reflects value of unvested restricted stock and RSUs as of December 31, 2007 awarded under the 2005 Ownership Incentive Plan. The value is based on the closing market price of the Company’s Common Stock of $21.94 on December 31, 2007.

(4)	Stock options vest at the rate of 20% per year with vesting dates of January 22, 2004; January 22, 2005; January 22, 2006; January 22, 2007; and January 22, 2008.

(5)	Stock options vest at the rate of 20% per year with vesting dates of January 28, 2005; January 28, 2006; January 28, 2007; January 28, 2008; and January 28, 2009.

(6)	These restricted stock awards fully vest on April 20, 2010, the fifth anniversary of their grant date. Dividends are paid at the same rate and at the same time as dividends paid to the Company’s stockholders.

(7)	These restricted stock awards fully vest on April 17, 2011, the fifth anniversary of their grant date. Dividends are paid at the same rate and at the same time as dividends paid to the Company’s stockholders.

(8)	These RSU awards fully vest on April 23, 2012, the fifth anniversary of their grant date. Dividend equivalents are paid at the same rate and at the same time as dividends paid to the Company’s stockholders.
2007 Option Exercises and Stock Vested
The following table provides information related to stock options exercised by the Named Executive Officers and restricted stock that became vested during the 2007 fiscal year for the Named Executive Officers:

	Option Awards(1)		Stock Awards(2)
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
(a)	(#) (b)	($) (c)	(#) (d)	($) (e)(3)

Robert A. Davidson	—	—	3,940	$140,136

Judy R. McReynolds	—	—	—	—

Christopher D. Baltz	—	—	—	—

Wesley B. Kemp	—	—	2,333	82,871

Roy M. Slagle	—	—	—	—

(1)	There were no stock options exercised by Named Executive Officers during 2007.

(2)	The Company has determined that tax liability is incurred by restricted stock award recipients who are eligible for accelerated vesting upon early retirement (age 55 and 10 years of service); therefore, employees, including Named Executive Officers, who have attained the early retirement age and service requirements but have not terminated employment are subject to income tax monthly on a pro rata portion of their restricted stock award. Restricted stock shares are reduced monthly by the number of shares necessary to reimburse the Company for its minimum statutory tax withholding obligations for the value of restricted stock shares which have become subject to current tax liability for the award recipient. The balance of the taxable vested restricted stock shares that are not reduced to cover withholding obligations remain as outstanding vested shares that are subject to transfer restrictions for the Named Executive Officer until the earlier of five years from the award date or a qualifying termination event. For Mr. Davidson, of the 3,940 shares that are vested, 1,548 were cancelled to cover withholding obligations and 2,392 are vested but subject to transfer restrictions. For Mr. Kemp, of the 2,333 shares that are vested, 785 were cancelled to cover withholding obligations and 1,548 are vested but subject to transfer restrictions.

(3)	Value realized from restricted stock is equal to the closing market price of the Company’s Common Stock on the date of vesting multiplied by the number of vested shares.
2007 Equity Compensation Plan Information
The following table sets forth information as of December 31, 2007 with respect to the Company’s compensation plans under which equity securities of the Company are authorized for issuance:

	(a)	(b)	(c)
			Number of Securities
			Remaining Available for
	Number of Securities to be	Weighted-Average	Future Issuance Under
	Issued Upon Exercise of	Exercise Price of	Equity Compensation Plans,
	Outstanding Options,	Outstanding Options,	Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a)

Equity Compensation Plans Approved by Security Holders	411,236 (1)	$26.1701	1,025,510
Equity Compensation Plans Not Approved By Security Holders(2)	311,548	24.0032	—

Total	722,784	$25.2361	1,025,510

(1)	This amount includes awards outstanding under the 2002 Arkansas Best Corporation Stock Option Plan and the 1992 Stock Option Plan; however, no further grants can be made from these option plans following approval of the 2005 Ownership Incentive Plan. On April 20, 2005, the Company’s stockholders approved the 2005 Ownership Incentive Plan which allows for the award of incentive stock options, non-qualified stock options, SARs, restricted stock, RSUs or performance award units. The aggregate number of shares that can be issued pursuant to the awards is 1,500,000 plus any shares subject to outstanding awards under the 1992 Stock Option Plan, 2002 Arkansas Best Corporation Stock Option Plan and the Arkansas Best Corporation Non-Qualified Stock Option Plan that do not result in the issuance of shares because they have been canceled, expired, forfeited, settled in cash or used to pay the exercise price or withholding taxes. The Board’s Compensation Committee administers each of these plans.

(2)	On April 19, 2000, the Company adopted its Non-Qualified Stock Option Plan (“2000 Non-Qualified Plan”), as a broad based plan with 1.0 million option shares authorized for awards. No further grants can be made from the 2000 Non-Qualified Plan, since approval of the 2005 Ownership Incentive Plan. No awards have been made under the 2000 Non-Qualified Plan to the Company’s Board of Directors or to its Named Executive Officers at the time they were a Named Executive Officer.

2007 Pension Benefits
The following table illustrates the present value of the accumulated benefit as of December 31, 2007 from the Arkansas Best Corporation Pension Plan (“Pension Plan”), ABC Supplemental Benefit Plan and ABF Freight System, Inc. Supplemental Benefit Plan (together the “SBP”) and Deferred Salary Agreements (collectively “DSA”) for the Named Executive Officers:

		Number of Years	Present Value of	Payments During
Name	Plan Name	Credited Service	Accumulated Benefit	Last Fiscal Year
(a)	(b)	(#) (c)	($) (d)(1)	($) (e)

Robert A. Davidson	ABC Pension Plan	36.0	$948,204	$—
	ABC Supplemental Benefit Plan	36.0	6,849,587	—
	ABC Deferred Salary Agreement	36.0	1,079,877	—

Judy R. McReynolds	ABC Pension Plan	10.7	96,674	—
	ABC Supplemental Benefit Plan	10.7	382,631	—
	ABC Deferred Salary Agreement	10.7	204,816	—

Christopher D. Baltz	ABC Pension Plan	19.1	130,460	—
	ABF Supplemental Benefit Plan	19.1	445,333	—
	ABC Deferred Salary Agreement	19.1	162,233	—

Wesley B. Kemp	ABC Pension Plan	38.6	1,003,245	—
	ABF Supplemental Benefit Plan	38.6	2,893,477	—
	ABC Deferred Salary Agreement	38.6	520,304	—

Roy M. Slagle	ABC Pension Plan	31.6	579,525	—
	ABF Supplemental Benefit Plan	31.6	1,696,483	—
	ABC Deferred Salary Agreement	31.6	346,032	—

(1)	The actuarial present value of the accumulated benefits is determined using the same assumptions as used by the Company for financial reporting purposes except the payment date is assumed to be age 60 for the Pension Plan and SBP rather than age 65. Such assumptions are discussed in Note J to the Company’s consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2007. Age 60 is the earliest date a benefit can be paid with no benefit reduction under the Pension Plan and SBP.
The Pension Plan is a tax-qualified defined benefit plan that covers certain nonunion employees, including the Named Executive Officers. Benefits are based upon a participant’s years of service and the highest average monthly earnings for sixty (60) consecutive months referred to as final average pay (“FAP”) and expressed in terms of annual compensation. As of December 31, 2007, the FAP for Named Executive Officers without regard to IRC limitations was: Mr. Davidson, $958,224; Ms. McReynolds, $433,769; Mr. Baltz, $414,152; Mr. Kemp, $474,968; and Mr. Slagle $474,968. Eligible earnings generally include salary and annual incentive payments and are subject to the IRC annual compensation limitation. For 2007, the annual IRC limitation was $225,000. Pension Plan benefits are also subject to certain other limitations in the IRC. Benefits are paid from the Arkansas Best Pension Trust. Participants may elect a lump sum or annuity payment. Payment from the Pension Plan is made upon normal retirement, early retirement, termination, death or disability.
Normal retirement benefits under the Pension Plan are calculated as a lump sum equal to:
10% x FAP x years of service + after-tax employee contributions (if any)
Prior to July 1, 1988, employees could make after-tax contributions to the Pension Plan.
Early retirement eligible participants (age 55 with 10 years of service) are subject to a benefit reduction of 5% for each year he or she retires prior to age 60.
No new participants were permitted in the Pension Plan after December 2005, but benefit accruals for existing participants continue under the Pension Plan.
The SBP supplements benefits under the Pension Plan. The SBP was designed to replace benefit reductions (i) from various IRC limits, and (ii) from reductions in the rate of benefit accruals from the Company’s 1985 pension formula. The SBP takes into account all eligible earnings under the Pension Plan without regard to IRC limitations. Participation in the SBP is generally limited to officers of the Company or ABF, including the Named Executive

Officers. Upon termination of employment, benefits are paid in a lump sum as soon as administratively feasible unless prior to termination the participant elects to receive their payment in annual installments over a period of not more than 15 years. Benefits must be delayed for six months for key employees as required by Section 409A of the IRC. Benefits are paid from the general assets of the Company.
Benefits under the SBP are calculated as an annuity and then converted to a lump sum.
The annuity formula for the ABC Supplemental Benefit Plan is:
1% x $400 x years of service + 2.0% x (FAP-$400) x years of service – Pension Plan benefit
The annuity formula for the ABF Supplemental Benefit Plan is:
.75% x $400 x years of service + 1.75% x (FAP-$400) x years of service – Pension Plan benefit
Early retirement eligible participants (age 55 with 10 years of service) are subject to a benefit reduction of 6% per year for each year prior to age 60.
Mr. Davidson and Mr. Kemp met the early retirement criteria under the Pension Plan and SBP as of December 31, 2007.
No new participants were permitted in the SBP after December 2005, and caps have been placed on the maximum benefits payable.
The Company and ABF have unfunded, noncontributory DSAs with certain of their officers, including the Named Executive Officers. Upon normal retirement (age 65), death or disability, the DSA benefit is equal to 35% of the participant’s final monthly base salary paid monthly for 120 months. Upon termination of employment prior to age 65, the monthly benefit is equal to the participant’s years of service (with a maximum of 25 years) times 3% times 35% of the participant’s final monthly base salary. Benefit payments commence in the month following termination, except to the extent a portion of the benefit must be delayed for six months for key employees as required by Section 409A of the IRC. DSA benefits are paid from the general assets of the Company.
No further DSAs will be entered into after December 2005.
The DSA provides that in the event of a change-in-control of the Company, all benefits become 100% vested, and if the individual’s employment terminates within three years after the change-in-control event occurs, then the individual may elect to receive their benefit as a lump sum payable within fifteen days, with the 120 monthly installments discounted at 6.22% as provided in the DSA, except where payment must be delayed for six months for key employees as required by Section 409A of the IRC. DSA benefits will be reduced to the extent required to avoid being classified as excess parachute payments under IRC Section 280G. Other than during a three-year period following a change-in-control of the Company, any unpaid DSA benefit is subject to forfeiture if the participant is discharged for wrongful conduct injurious to the Company, or if, following the date of termination, the participant discloses confidential information relating to the Company to unauthorized persons or becomes employed or renders services to a competitor of the Company.
The Company has a practice of not granting extra years of credited services under any of its benefit plans.

2007 Non-Qualified Deferred Compensation
This table shows the Named Executive Officers’ deferred compensation activity for the Arkansas Best Voluntary Savings Plan (“VSP”).

	Executive	Registrant		Aggregate	Aggregate
	Contributions	Contributions	Aggregate Earnings	Withdrawals/	Balance
Name	in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
(a)	($) (b)(1)	($) (c)	($) (d)	($) (e)	($) (f)(2)

Robert A. Davidson	$—	$—	$576	$162,086	$198,796
Judy R. McReynolds	—	—	—	—	—
Christopher D. Baltz	—	—	—	—	—
Wesley B. Kemp	—	—	—	—	—
Roy M. Slagle	—	—	—	—	—

(1)	No Named Executive Officers made deferrals to the VSP in 2007.

(2)	Aggregate balance includes the Named Executive Officers’ contributions which were reported as compensation in the Salary column of the Summary Compensation Table for previous years.
Participants in the VSP include certain officers of the Company and its subsidiaries, including the Named Executive Officers. The VSP is a nonqualified plan created to offset the IRC limitations on contributions by highly compensated employees to the Company’s 401(k) Plan. The VSP allows participants to annually defer from 1% to 75% of each of their base salary and incentive compensation which are paid in cash. The Company will match 15% of the participant’s VSP contributions, up to an annual maximum match of $15,000. Company match generally vests five years from the year in which the deferral occurs. Accelerated vesting of Company match occurs upon termination, death, disability, attaining age 60 or a change-in-control of the Company.
Participants can select investments from a select group of mutual funds which are generally the same options available under the Company’s 401(k) Plan. Although no assets may actually be invested, the participant’s benefit value is based on the gains/losses of the investments they choose. No above market or preferential earnings are paid under the VSP and therefore none of the earnings reported in column (d) are included in the Summary Compensation Table. Participants may change their investment options at any time by submitting a change form to the Plan Administrator. The table below shows the funds available in the VSP and the annual return of each for the calendar year ended December 31, 2007:

Fund	2007 Return

Fidelity Retirement Money Market Fund	5.12%
Fidelity U.S. Bond Index Fund	5.40%
PIMCO Total Return Fund — Administrative Class	8.81%
CRM Small Cap Value Fund — Institutional Class	(3.12)%
CRM Mid Cap Value Fund — Institutional Class	10.42%
Fidelity Low-Priced Stock Fund	3.16%
Fidelity Spartan Extended Market Index Fund — Investor Class	5.38%
Fidelity Fund	16.81%
Fidelity Capital Appreciation	6.86%
Dodge & Cox Stock Fund	0.14%
Spartan U.S. Equity Index Fund — Investor Class	5.43%
American Beacon International Equity Fund — PlanAhead Class	9.46%
Spartan International Index Fund	10.72%
Vanguard Target Retirement Income Fund	8.17%
Vanguard Target Retirement 2005 Fund	8.12%
Vanguard Target Retirement 2010 Fund	7.70%
Vanguard Target Retirement 2015 Fund	7.55%
Vanguard Target Retirement 2020 Fund	7.52%
Vanguard Target Retirement 2025 Fund	7.59%
Vanguard Target Retirement 2030 Fund	7.49%
Vanguard Target Retirement 2035 Fund	7.49%
Vanguard Target Retirement 2040 Fund	7.48%
Vanguard Target Retirement 2045 Fund	7.47%
Vanguard Target Retirement 2050 Fund	7.49%

As required by Section 409A of the IRC, elections to defer salary must be made prior to the end of the year preceding the year the salary was earned. Elections to defer incentive payments must be made no later than six months prior to the end of the designated performance period.
Withdrawal elections must be made in conjunction with the deferral election. Changes to withdrawal elections for post-409A deferrals must be made at least 12 months prior to the initial elected start date and must defer the new start date at least five years. Changes to withdrawal elections for pre-409A deferrals must be filed at least 12 months prior to the initial election start date and the new start date must be at least 12 months from the date the change election was filed. For pre-409A deferrals, participants are eligible for an in-service withdrawal of their vested balance. If such a withdrawal is requested, an amount equal to 10% of the withdrawn amount is forfeited and participation in the plan is suspended until the first enrollment period following the one-year anniversary of the withdrawal. There are no in-service withdrawals allowed for post-409A deferrals. Hardship withdrawals are available to participants in order to satisfy a severe financial hardship plus the amounts anticipated to pay taxes on the withdrawal amount. The term “severe financial hardship” generally means an unforeseeable event resulting from a sudden and unexplained illness or accident experienced by the participant or his or her dependents, and/or the loss of property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the participant’s control.
Pre-409A deferrals are defined as employee contributions and company match that were deferred prior to and vested as of December 31, 2004.
Post-409A deferrals are defined as employee contributions and company match that were deferred after December 31, 2004 or company match that was not vested as of December 31, 2004.
In the event of a change-in-control of the Company, as defined in the VSP, all contributions, company match and earnings on each will be distributed as a lump sum as soon as administratively possible, except where payment must be delayed for six months for key employees as required by Section 409A of the IRC.

Potential Payments Upon Termination or Change-in-Control
The Company does not have any employment contracts with the Chief Executive Officer or with any of the other Named Executive Officers. The Company also does not have any severance or change-in-control arrangements with the Named Executive Officers other than the applicable termination and change-in-control provisions contained within the various arrangements discussed elsewhere in this proxy statement. These termination and change-in-control provisions are described below.
Payments Made Upon Termination. Regardless of the manner in which a Named Executive Officer’s employment with the Company terminates, the officer is entitled to receive compensation and other benefits earned during the term of his or her employment, including the following:
•	Accrued vacation (see the table on page 43 for values);

•	Monthly DSA benefit earned as of the termination date (see the “Pension Benefits” section for lump sum value as of December 31, 2007);

•	Company match account under VSP becomes 100% vested (see the “Non-Qualified Deferred Compensation” section for values);

•	Executive Medical Plan coverage, if the officer is already eligible for early retirement at the time of termination, with the officer responsible for paying a monthly premium amount equal to the current COBRA rate until age 60 (see the table on page 43 for values); and

•	Pension and SBP earned as of the termination date (see the “Pension Benefits” section for values).
Payments Made Upon Early Retirement. In the event of a Named Executive Officer’s termination due to his or her early retirement, the officer will be entitled to the following, in addition to the items identified in the above “Payments Made Upon Termination”. Early retirement is generally defined as termination of employment after reaching at least age 55 with ten years of service.
•	Vesting of a pro rata number of shares of restricted stock and RSUs based on the number of whole months elapsed since the award date if there has elapsed a minimum of twelve months since the award date. As described above, Named Executive Officers are taxed monthly on a pro rata portion of their restricted stock award if they already meet early retirement eligibility requirements; therefore, no value is reported in the below table upon early retirement for the Named Executive Officers who are already eligible for early retirement (see the table on page 43 for values);

•	Executive Medical Plan coverage, with the officer responsible for paying a monthly premium amount equal to the then current COBRA rate until age 60 (see the table on page 43 for values); and

•	A pro rata benefit under the C-LTIP, if participating, and under the Annual Incentive Plan based on the number of months of participation in the applicable measurement period if he or she has completed a minimum of (a) 12 months in the measurement period under the C-LTIP or (b) 90 days in the measurement period under the Annual Incentive Plan. Ms. McReynolds and Mr. Baltz are the only Named Executive Officers that participate in the C-LTIP as of December 31, 2007 (see the “Summary Compensation Table” for Annual Incentive Plan payments and C-LTIP accruals).
Payments Made Upon Normal Retirement, Death or Disability. In the event of a Named Executive Officer’s termination due to his or her normal retirement, death or disability, the officer will be entitled to the following, in addition to the items identified in the above “Payments Made Upon Termination” section. Under the Company’s arrangements, normal retirement is generally defined as termination of employment on or after attaining age 65 and disability is generally determined to have occurred if the participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months.
•	Immediate vesting of all unvested stock options and shares of restricted stock and RSUs (see the table on page 43 for values of stock options, restricted stock and RSUs related to accelerated vesting);

•	Executive Medical Plan coverage (see table on page 43 for values);

•	100% vesting in the DSA benefit which is paid monthly over 120 months (see table on page 43 for value related to accelerated vesting of benefit); and

•	A pro rata benefit under the C-LTIP, if participating, and under the Annual Incentive Plan based on the number of months of participation in the applicable measurement period if he or she has completed a minimum of (a) 12 months in the measurement period under the C-LTIP or (b) 90 days in the measurement period under the Annual Incentive Plan (see the “Summary Compensation Table” for Annual Incentive Plan payments and C-LTIP accruals).
Payments Made Upon a Change-in-Control. In the event of a change-in-control of the Company, the Named Executive Officer will be entitled to the following:
•	100% vesting in all unvested stock options (see the table on page 43 for the value of options related to accelerated vesting);

•	Company match account under VSP becomes 100% vested and the VSP account balance is paid as a lump sum (see the “Non-Qualified Deferred Compensation” section for values); and

•	A pro rata benefit under the Annual Incentive Plan based on the number of months of participation in the applicable measurement period equal to the greater of 100% of their salary factor or the actual award earned during the measurement period (see the “Summary Compensation Table” for Annual Incentive Plan payments).
Change-in-control under the Company’s arrangements is generally defined as the earliest date on which any of the following events shall occur: (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Company’s Common Stock would be converted into cash, securities, or other property, or any transfer (excluding transfer by way of pledge or hypothecation), in one transaction or a series of related transactions, of all, or substantially all, of the assets of the Company, other than any such consolidation, merger or transfer in which the Company, or any of its affiliates, or the holders of the Company’s Common Stock immediately prior to any such actions have at least a fifty-one percent (51%) ownership of the surviving corporation; (ii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; (iii) any “person” or any “group” (as each term is defined in the Securities Exchange Act of 1934 [the “1934 Act"] or rules promulgated thereunder) other than the Company or any successor of the Company or any subsidiary of the Company or any employee benefit plan of the Company or any subsidiary (including such plan’s trustee), becomes a beneficial owner for purposes of Rule 13d-3 promulgated under the 1934 Act, directly or indirectly, of securities of the Company represented thirty-five percent (35%) or more of the Company’s then outstanding securities having the right to vote in the election of directors; or (iv) if at any time the Continuing Directors then serving on the Board of Directors cease for any reason to constitute at least a majority thereof.
Payments Made Upon Termination After a Change-in-Control. In the event of a Named Executive Officer’s termination following a change-in-control of the Company, the Named Executive Officer will be entitled to the following, in addition to the items identified in the above “Payments Made Upon Termination” section.
•	If termination of the Named Executive Officer occurs within 24 months of the change-in-control for “Good Reason” or without “Cause” as defined in the restricted stock and RSU agreements, shares of restricted stock and RSUs become fully vested as of the termination date (see the table on page 43 for restricted stock and RSU values related to accelerated vesting);

•	If termination of the Named Executive Officer occurs within 36 months of the change-in-control, the officer becomes 100% vested in the DSA benefit and the benefit is distributed as a lump sum (see the “Pension Benefits” section for values); and

•	If termination of the Named Executive Officer occurs within 24 months of the change-in-control for “Good Reason” or without “Cause” as defined in the plan, the participating officer is entitled to a pro rata C-LTIP benefit, based on the number of months of participation in the applicable measurement period equal to the greater of 100% of their salary factor or the actual award earned during the measurement period. Under the terms of their agreement to switch from the SBP and DSA to the C-LTIP, upon a change-in-control, Ms. McReynolds and Mr. Baltz will receive a change-in-control benefit under the C-LTIP equal to the C-LTIP change-in-control benefit in excess of the DSA change-in-control benefit, if any (see the table on page 43 for C-LTIP values, if any).

“Good Reason” under the Company’s arrangements is defined as (i) any material and adverse reduction in the Named Executive Officer’s title, duties or responsibilities; (ii) a reduction in the Named Executive Officer’s base salary or employee benefits (including reducing the Named Executive Officer’s level of participation or bonus award opportunity in the Company’s incentive compensation plans); or (iii) a relocation of the Named Executive Officer’s principal place of employment of more than 50 miles without the prior consent of the Named Executive Officer.
“Cause” under the Company’s arrangements is defined as a (i) Named Executive Officer’s gross misconduct or fraud in the performance of a Named Executive Officer’s duties to the Company or any subsidiary; (ii) Named Executive Officer’s conviction or guilty plea or plea of no contest with respect to any felony or act of moral turpitude; (iii) Named Executive Officer engaging in any material act of theft or material misappropriation of Company property; or (iv) Named Executive Officer’s breach of the Company’s Code of Conduct as such code may be revised from time to time.
Generally, these change-in-control provisions provide that no accelerated benefit will be paid if it would constitute an excess parachute payment under IRC Section 280G. As of December 31, 2007, there are no Named Executive Officers who receive payments that would constitute excess parachute payments under IRC Section 280G upon a change-in-control of the Company.
Restrictive Covenants. Under the DSA, no unpaid benefit will be paid if the Named Executive Officer is discharged for wrongful conduct injurious to the Company, if the Named Executive Officer shall disclose confidential information relating to the Company or if the Named Executive Officer becomes employed or renders service to any competitor of the Company. Under the C-LTIP, Restricted Stock and Restricted Stock Unit Award Agreements, if the Compensation Committee determines that the recipient has committed an “Act of Misconduct”, as defined in the 2005 Ownership Incentive Plan, the recipient forfeits all restricted stock or RSU awards that have not already been distributed to them. The Executive Medical Plan provides that coverage will be forfeited if the Named Executive Officer becomes an employee, consultant or has an ownership interest in any competitor of the Company.
The Company also has a policy for the “clawback” of any bonus or incentive compensation awarded to any officer, including a Named Executive Officer, whose misconduct contributed to the Company being required to restate its financial statements. Under the terms of the policy, the Board will require reimbursement of any bonus or incentive compensation awarded or effect the cancellation of unvested restricted stock or RSU awards previously granted to the Named Executive Officer under certain scenarios which are described in the CD&A.
An “Act of Misconduct” has been committed under the Company’s arrangements if the Compensation Committee, the Chief Executive Officer or any other person designated by the Compensation Committee determines a Named Executive Officer has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or any subsidiary, breach of fiduciary duty, violation of Company ethics policy or code of conduct, deliberate disregard of Company or subsidiary rules, or if a participant makes an unauthorized disclosure of any Company or subsidiary trade secret or confidential information, solicits any employee or service provider to leave the employ or cease providing services to the Company or any subsidiary, breaches any intellectual property or assignment of inventions covenant, engages in any conduct constituting unfair competition, breaches any non-competition agreement, induces any Company or subsidiary customer to breach a contract with the Company or any subsidiary or to cease doing business with the Company or any subsidiary, or induces any principal for whom the Company or any subsidiary acts as agent to terminate such agency relationship.
The following table reflects compensation payable to each Named Executive Officer under various employment termination events. The amounts shown below assume that each Named Executive Officer terminated employment with the Company effective December 31, 2007, and estimates the value to the Named Executive Officer as a result of each triggering event. The accelerated benefit amount payable to each Named Executive Officer as a result of termination, early retirement, normal retirement, death, disability or change-in-control of the Company is shown below.
See the “Pension Benefits” section of this proxy for benefits payable under the Pension Plan and SBP. Benefits payable under the VSP are located in the “Non-Qualified Deferred Compensation” table. Annual Incentive Compensation awards are provided in column (f) of the Summary Compensation table.

								Termination
								Without
								Cause or
								Resignation
								for Good
								Reason
		General	Early	Normal			Change-in-	After
Name	Benefit	Termination	Retirement	Retirement	Death	Disability	Control	Change-in-Control
Robert A.	Stock Options(1)	$—	$—	$—	$—	$—	$—	$—
Davidson(10)	Restricted Stock(2)	—	—	181,224	181,224	181,224	—	181,224
	RSUs(3)	—	—	184,296	184,296	184,296	—	184,296
	Executive Medical(4)	390,382	390,382	294,594	208,874	395,610	—	—
	Accrued Vacation(5)	52,885	52,885	52,885	52,885	52,885	—	52,885
	DSA(6)	—	—	363,038	363,038	363,038	—	348,951
	Annual Incentive Plan(8)	—	—	—	—	—	11,135	—
	Total(9)	443,267	443,267	1,076,037	990,317	1,177,053	11,135	767,356

Judy R. McReynolds	Stock Options(1)	—	—	—	—	—	—	—
	Restricted Stock(2)	—	80,447	188,684	188,684	188,684	—	188,684
	RSUs(3)	—	—	100,924	100,924	100,924	—	100,924
	Executive Medical(4)	—	385,559	247,873	337,458	628,816	—	—
	Accrued Vacation(5)	14,423	14,423	14,423	14,423	14,423	—	14,423
	DSA(6)	—	—	450,552	450,552	450,552	—	444,149
	C-LTIP(7)	—	21,877	21,877	21,877	21,877	—	—
	Annual Incentive Plan(8)	—	—	—	—	—	4,237	—
	Total(9)	14,423	502,306	1,024,333	1,113,918	1,405,276	4,237	748,180

Christopher D. Baltz	Stock Options(1)	—	—	—	—	—	—	—
	Restricted Stock(2)	—	80,447	188,684	188,684	188,684	—	188,684
	RSUs(3)	—	—	100,924	100,924	100,924	—	100,924
	Executive Medical(4)	—	437,275	294,594	345,207	682,384	—	—
	Accrued Vacation(5)	19,231	19,231	19,231	19,231	19,231	—	19,231
	DSA(6)	—	—	284,270	284,270	284,270	—	277,867
	C-LTIP(7)	—	21,877	21,877	21,877	21,877	—	—
	Total(9)	19,231	558,830	909,580	960,193	1,297,370	—	586,706

Wesley B.	Stock Options(1)	—	—	—	—	—	—	—
Kemp(10)	Restricted Stock(2)	—	—	108,252	108,252	108,252	—	108,252
	RSUs(3)	—	—	100,924	100,924	100,924	—	100,924
	Executive Medical(4)	374,043	374,043	294,594	208,586	374,043	—	—
	Accrued Vacation(5)	24,038	24,038	24,038	24,038	24,038	—	24,038
	DSA(6)	—	—	165,017	165,017	165,017	—	158,614
	Total(9)	398,081	398,081	692,825	606,817	772,274	—	391,828

Roy M. Slagle	Stock Options(1)	—	—	—	—	—	—	—
	Restricted Stock(2)	—	80,447	188,684	188,684	188,684	—	188,684
	RSUs(3)	—	—	100,924	100,924	100,924	—	100,924
	Executive Medical(4)	—	437,275	294,594	325,673	565,255	—	—
	Accrued Vacation(5)	24,038	24,038	24,038	24,038	24,038	—	24,038
	DSA(6)	—	—	165,017	165,017	165,017	—	158,614
	Total(9)	24,038	541,760	773,257	804,336	1,043,918	—	472,260

(1)	The stock option value is calculated using the difference in the exercise price of each option and the closing market price of the Company’s Common Stock on December 31, 2007 multiplied by the total number of stock options that became vested for the Named Executive Officer as a result of the applicable triggering event. Because the closing market price on December 31, 2007 is less than the exercise price of unvested stock options, there is no stock option value as of December 31, 2007.

(2)	The restricted stock value is calculated using the closing market price of the Company’s Common Stock on December 31, 2007 multiplied by the number of the Named Executive Officer’s restricted stock shares vesting as a result of the applicable triggering event.

(3)	The RSU value is calculated using the closing market price of the Company’s Common Stock on December 31, 2007 multiplied by the number of the Named Executive Officer’s RSUs vesting as a result of the applicable triggering event.

(4)	The Executive Medical Plan value is based on the accumulated benefit obligation for the Named Executive Officer as of December 31, 2007 using the same assumptions as used by the Company for financial reporting purposes except the Named Executive Officer’s actual age at December 31, 2007 for the applicable triggering events.

(5)	The accrued vacation value is based on the Named Executive Officer’s earned weeks of vacation as of December 31, 2007.

(6)	The DSA value is equal to the accelerated benefit value as a result of the applicable triggering event. This value is based on the difference in the present value of the 120 monthly payments assuming the applicable triggering event occurred on December 31, 2007 less the actual DSA value accrued as of December 31, 2007. An interest rate of 6% was used to value the stream of payments upon normal retirement, death or disability. An interest rate of 6.22% was used to value the stream of payments upon a change-in-control as provided in the DSA.

(7)	The C-LTIP value is equal to the accelerated benefit based on the prorated benefit accrued under the C-LTIP plan assuming the applicable triggering event. There is no after change-in-control value provided for the C-LTIP because the change-in-control benefit under the DSA exceeds the C-LTIP change-in-control benefit. See the “Payments Made Upon Termination After a Change-in-Control” section above for additional information.

(8)	The Annual Incentive Plan value is equal to the difference in the Annual Incentive amount earned as of December 31, 2007 and the Annual Incentive amount earned if the performance factor earned resulted in a benefit equal to 100% of the officer’s incentive award salary factor. There is no additional Annual Incentive Plan value for the ABF Named Executive Officers because their benefit amount earned exceeds 100% of their salary factor as of December 31, 2007.

(9)	Totals represent aggregate amounts reflected in the table payable upon each termination event as indicated above. These totals do not include benefits payable under the Pension Plan or SBP (which benefits are reported above in the “Pension Benefits” section) or the VSP (which benefits are reported in the “Non-Qualified Deferred Compensation” table).

(10)	Messrs. Davidson and Kemp already qualify for early retirement provisions (age 55 with 10 years of service) as of December 31, 2007; therefore, the amounts provided for voluntary termination are the same as for early retirement.
Certain Transactions and Relationships
The Company’s Directors and executive officers did not have any “related person transactions” in 2007 and there are no currently proposed “related person transactions.” “Related person transaction” is defined as any related person transaction required to be disclosed pursuant to SEC Regulation S-K, Item 404. For additional information, see the Audit Committee section under “Board of Directors and Committees.”
The Company has entered into the following agreements in prior years:
Indemnification Agreements. The Company has entered into indemnification agreements with the members of its Board of Directors. Under these agreements, the Company is obligated to indemnify its directors to the fullest extent permitted under the Delaware General Corporation Law for expenses, including attorneys’ fees, judgments and settlement amounts incurred by them in any action or proceeding arising out of their services as a director. The Company believes that these agreements are helpful in attracting and retaining qualified directors. The Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws also provide for indemnification of its officers and Directors to the fullest extent permitted by the Delaware General Corporation Law.
Stockholders’ Agreement. Pursuant to the terms of the Stockholders’ Agreement entered into in 1988 between the Company and Robert A. Young III, the Company has agreed that it will offer Mr. Young the right to include shares of the Company’s Common Stock he owns in certain registration statements filed by the Company (the “Piggy-back Rights”). Mr. Young is the Company’s Chairman of the Board and until his retirement in January 2006 was the Company’s Chief Executive Officer.
Under the Stockholders’ Agreement, the Company will indemnify Mr. Young for securities law liabilities in connection with any such offering, other than liabilities resulting from information furnished in writing by Mr. Young. The Company is obligated to pay all expenses incurred in connection with the registration of shares of Company Common Stock in connection with the Piggy-back Rights, excluding underwriters’ discounts and commissions.

Section 16(A) Beneficial Ownership Reporting Compliance
The Company’s executive officers, Directors and persons who own more than 10% of a registered class of the Company’s equity securities are required by Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes of ownership with the SEC. The SEC’s rules require such person to furnish the Company with copies of all Section 16(a) reports that are filed on their behalf. Based on a review of the reports submitted to the Company, the Company believes that the applicable Section 16(a) reporting requirements were complied with for all transactions which occurred in 2007. The Company has not received any information from 10% stockholders indicating that they have not complied with filing requirements.
Report of the Audit Committee
The Audit Committee of the Board of Directors is comprised of Messrs. Allardyce, Edelstein and Zakon. The Nominating/Corporate Governance Committee has determined that each member of the Audit Committee meets applicable SEC and NASDAQ independence standards for Audit Committee members.
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management, the assessment and report of management on the effectiveness of the Company’s internal control over financial reporting, which was performed by management using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee also reviewed and discussed with the Company’s independent registered public accounting firm (“Accounting Firm”) its attestation report on the Company’s internal control over financial reporting.
The Audit Committee reviewed with the Company’s Accounting Firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the Accounting Firm’s judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication With Audit Committees). In addition, the Audit Committee received the written disclosures and the letter from the Company’s Accounting Firm required by Independence Standard Board Standard No. 1 and has discussed with the Accounting Firm its independence from management and the Company, including the matters in the written disclosures, and considered the compatibility of nonaudit services with the Accounting Firm’s independence.
The Audit Committee discussed with the Company’s internal auditors and Accounting Firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and Accounting Firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC. The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company’s Accounting Firm.

Audit Committee

Fred A. Allardyce, Chair
Frank Edelstein
Alan J. Zakon

The Audit Committee Charter, adopted by the Board of Directors for the Audit Committee on April 19, 2000 and most recently revised on December 18, 2007, is posted in the Corporate Governance section of the Company’s Web site, www.arkbest.com.
Proposal II. Ratification of Appointment of
Independent Registered Public Accounting Firm
The Board of Directors recommends a vote “FOR” Proposal II.
The firm of Ernst & Young LLP served as the independent registered public accounting firm for the Company for the fiscal year ended December 31, 2007. The Audit Committee has appointed that firm to continue in that capacity for fiscal year 2008, subject to the Audit Committee’s approval of an engagement agreement and related service fees, and recommends that a resolution be presented to stockholders at the 2008 Annual Meeting to ratify that appointment.
In the event the stockholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee will appoint another independent registered public accounting firm as auditors. Representatives of Ernst & Young LLP will attend the 2008 Annual Meeting. They will have the opportunity to make a statement and respond to appropriate questions from stockholders.
Principal Accountant Fees and Services
In connection with the audit of the 2007 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures.
The following is a summary of the fees billed to the Company by Ernst & Young LLP for professional services rendered for the fiscal years ended December 31, 2007 and December 31, 2006:

Fee Category	2007 Fees	2006 Fees
Audit Fees	$838,019	$804,200
Audit-Related Fees	—	—
Tax Fees	12,700	24,271
All Other Fees	2,500	2,500

Total Fees	$853,219	$830,971

Audit Fees. Consists of fees billed for professional services rendered for the integrated audit of the Company’s consolidated financial statements and internal control over financial reporting and quarterly reviews of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.
Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations related to actual or potential impact of final or proposed rules, standards or interpretations.
Tax Fees. Consists of fees billed for professional services for tax compliance and tax consulting. These services include assistance regarding federal, state and international tax compliance and assistance with Internal Revenue Service interest calculations on tax assessments.
All Other Fees. Consists of fees for online technical accounting research materials.

Audit Committee Pre-Approval of Audit and
Permissible Non-Audit Services of Independent
Registered Public Accounting Firm
The Audit Committee, under the responsibilities and duties outlined in its charter, is to pre-approve all audit and nonaudit services provided by the Company’s independent registered public accounting firm (“Accounting Firm”). These services may include audit services, audit-related services, tax services and other services as allowed by law or regulation. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specifically approved amount. The Accounting Firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the Accounting Firm in accordance with this pre-approval and the fees incurred to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.
The Audit Committee, or the Audit Chair under authority of the Audit Committee, pre-approved 100% of the Company’s 2006 and 2007 audit fees, audit-related fees, tax fees and all other fees.
Proposal III. Shareholder Proposal
The Company has received the following shareholder proposal from a shareholder who states that on October 31, 2007, it beneficially held 9,979 shares of the Company’s Common Stock. A representative of the shareholder making such proposal must attend the Annual Meeting in order to present this proposal to a vote of the stockholders. Set forth below is the shareholder proposal, along with its supporting statement, exactly as submitted by such shareholder. The Company will provide the name and address of the shareholder making the proposal promptly upon receiving an oral or written request from any stockholder.
Shareholder Proposal
     “RESOLVED: The stockholders of Arkansas Best Corporation (“Arkansas Best” or the “Company”) request that the board of directors take the necessary steps under applicable state law to declassify the board of directors so that all directors are elected annually, such declassification to be carried out in a manner that does not affect the unexpired terms of directors previously elected.
“Supporting Statement. This resolution was adopted at the 2007 meeting with support from 63% of the voting shares. Nonetheless, the board of directors has failed to implement this policy. We are thus resubmitting the matter to the shareholders.
“The election of directors is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. We believe that classification of the board of directors, which results in only a portion of the board being elected annually, is not in the best interests of the Company and its stockholders.
“Arkansas Best’s board is divided into three classes, with approximately one-third of all directors elected annually to three-year terms. Eliminating this classification system would require each director to stand for election annually and would give stockholders an opportunity to register their views on the performance of the board collectively and each director individually.
“We believe that electing directors in this manner is one of the best methods available to stockholders to ensure that a company will be managed in a manner that is in the best interest of stockholders.

“The evidence indicates that shareholders at other companies favor declassified boards. Shareholder proposals urging annual elections of all directors received, on average, over 66% of the vote in 2005 and 2006 and the first half of 2007, according to RiskMetrics Group. In recent years, dozens of companies — including Procter & Gamble, Pfizer, Dell, Hasbro, Bristol-Myers Squibb, Cendant, Sprint, Great Lakes Chemical and Dow Jones — sought and received shareholder approval to declassify their boards. Several of Arkansas Best’s peers — Central Freight Lines, Old Dominion Freight Line, and YRC Worldwide — currently elect all directors annually.
“At the end of October 2007, Arkansas Best stock was trading at the same level at which it was trading five years earlier, and the stock price has lagged behind the Dow Jones U.S. Trucking Index for the same period. The stock price was also below levels one year and three years earlier.
“We believe that this reform is needed.
“WE URGE YOU TO VOTE FOR THIS RESOLUTION.”
(End of shareholder’s proposal.)
The Board makes no voting recommendation to shareholders regarding this proposal.
Our Board of Directors has considered the shareholder’s proposal relating to the annual election of directors, and has determined to make no voting recommendation on the proposal to shareholders. The Board recognizes that board classification remains controversial and believes that there are valid arguments in favor of, and in opposition to, classified boards. Supporters of classified boards contend, among other things, that a classified board can promote stability and continuity of leadership and enhance a board’s ability to respond to certain types of takeover bids by making it more difficult for an unsolicited bidder to gain control of a company. Opponents of classified boards often advance arguments such as those contained in the shareholder’s supporting statement. The shareholder’s proposal is only a recommendation; it would not, by itself, declassify the Company’s Board of Directors. The proposal requests that the Board take the necessary steps to declassify. Under Delaware General Corporation Law and the Company’s Restated Certificate of Incorporation, declassification could only occur through an amendment to the Restated Certificate of Incorporation approved by the affirmative vote of holders of not less than 66 2/3% of the Company’s outstanding shares of Common Stock. The number of shareholders voting in favor of the 2007 proposal was short of the total required to approve an amendment to the Restated Certificate of Incorporation. After careful consideration and upon the recommendation of the Nominating/Corporate Governance Committee, the Board has determined that it wants to use this proposal as an opportunity for stockholders to express their views on this subject without being influenced by any recommendation the Board might make.
Approval of Proposal III requires the affirmative vote of the holders of a majority of the shares of the Company’s Common Stock represented at the meeting, in person or by proxy, and entitled to vote on this proposal. If stockholders return a validly executed proxy solicited by the Board, the shares represented by the proxy will be voted on this proposal in the manner specified by the stockholder. If stockholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the Board are to be voted on this proposal, such shares shall be counted as abstentions. Under Delaware law, abstentions will have the same effect as a vote against the proposal.
The Board makes no voting recommendation to shareholders regarding this proposal.
Other Matters
The Board does not know of any matters that will be presented for action at the 2008 Annual Meeting other than those described above and matters incident to the conduct of the meeting. If, however, any other matters not presently known to management should come before the 2008 Annual Meeting, it is intended that the shares represented by the accompanying proxy will be voted on such matters in accordance with the discretion of the holders of such proxy.

Cost of Solicitation
Proxies may be solicited by Directors, officers or employees of the Company or its subsidiaries in person, by telephone, telegram or other means. However, no payment will be made to any of them for their solicitation activities. The costs of solicitation, including the standard charges and expenses of banks, brokerage houses, other institutions, nominees and fiduciaries for preparing, assembling and forwarding proxy materials to and obtaining proxies from beneficial owners of shares held of record by such persons, will be borne by the Company.
Stockholder Communication with the Board
Arkansas Best Corporation stockholders may communicate with the Company’s Board of Directors, or any individual member of the Board, by sending the communication as follows:
Board of Directors (or Individual Member’s Name)
c/o Corporate Secretary
P.O. Box 10048
Fort Smith, AR 72917-0048
Communications addressed to the Board will be sent to the Chairman of the Board of Directors.
All communications to the Board, or an individual member, will be opened and reviewed by the Corporate Secretary prior to forwarding to the Board or individual member of the Board. This review will facilitate a timely review of any matters contained in the communication if, for any reason, the Board member is unavailable to timely review the communication.
Procedure for Submitting Stockholder Proposals for
2009 Annual Meeting
Pursuant to SEC Rule 14a-8, stockholder proposals submitted for next year’s proxy statement must be received by the Company no later than the close of business on November 13, 2008 to be considered. Proposals should be addressed to Corporate Secretary, Arkansas Best Corporation, P.O. Box 10048, Fort Smith, AR 72917-0048. In order to prevent controversy about the date of receipt of a proposal, the Company strongly recommends that any stockholder wishing to present a proposal submit the proposal by certified mail, return receipt requested.
Any stockholder entitled to vote at the 2009 Annual Meeting and intending to introduce at the 2009 Annual Meeting any business (aside from a stockholder proposal under SEC Rule 14a-8) must submit a written notice to the Company. Such notice must be received by the Corporate Secretary of the Company at the address above not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting. Such notices introducing business must set forth as to each matter the stockholder proposes to bring before the Annual Meeting: (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the Company’s books, of the stockholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (c) the class and number of shares of the Company which are owned beneficially and of record by such stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made and (d) any material interest in the proposal of such stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made.

General Matters
Upon written request, the Company will provide stockholders with a copy of its Annual Report on Form 10-K filed with the SEC (including financial statements and schedules thereto) for the fiscal year ended December 31, 2007, without charge. Written requests should be directed to: David Humphrey, Director–Investor Relations, Arkansas Best Corporation, P.O. Box 10048, Fort Smith, AR 72917-0048.
The Company has adopted a Code of Conduct that applies to all of its Directors, officers (including its chief executive officer, chief financial officer, controller and any person performing similar functions) and employees. The Company has made the Code of Conduct available in the Corporate Governance Section of its Web site at www.arkbest.com. The Company intends to satisfy the disclosure requirement under Item 10 of Form 8-K regarding any amendments to, or waivers from, a provision of its Code of Conduct by posting such information on the Company’s Web site.
Certain stockholders sharing an address may have received only one copy of this Proxy Statement and the Annual Report. The Company will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement and the Annual Report to a stockholder at a shared address to which only a single copy of such documents was delivered. Separate copies may be requested by contacting your broker, bank or other holder of record or by contacting the Company at the following address or phone number:
Arkansas Best Corporation
Attention: Director–Investor Relations
P.O. Box 10048
Fort Smith, AR 72917-0048
479-785-6000
If you want to receive separate copies of the Company’s annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you can make these requests through the following sources:
Stockholders of record should contact the Company’s transfer agent, LaSalle Bank N.A. Such requests may be made in writing to LaSalle Bank N.A., Corporate Trust Shareholder Services, P.O. Box 3319, South Hackensack, NJ 07606-1919, by phone at 877-219-7015 or by email through LaSalle Bank’s Web site, www.lasalleshareholderservices.com.
Stockholders who are beneficial owners should contact their bank, broker or other nominee record holder or in writing at Broadridge, Attention: Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by phone at 800-542-1061.

Please sign, date and return your proxy card/ballot promptly.

Fort Smith, Arkansas	Michael R. Johns
Date: March 12, 2008	Secretary

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS I AND II AND	Mark Here for	☐
AN “ABSTAIN” ON PROPOSAL III. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Address Change
or Comments
PLEASE SEE REVERSE SIDE

The Board of Directors							The Board of Directors make no voting recommendation
recommends a vote “FOR”	FOR	WITHHELD					on Proposal III.
Proposals I and II.		FOR ALL		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

I. Election of	☐	☐	II. To ratify the appointment of	☐	☐	☐	III. Shareholder Proposal relating	☐	☐	☐
Class I Directors:			Ernst & Young LLP as the				to the declassification of the
			Company’s independent				Board of Directors
Nominees:			registered public accounting
01 Robert A. Davidson			firm for the year ending
02 William M. Legg			December 31, 2008.
03 Alan J. Zakon

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

Signature	Signature	Date

PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHERE APPLICABLE, INDICATE OFFICIAL POSITION OR REPRESENTATIVE CAPACITY.

▲ FOLD AND DETACH HERE ▲
YOUR VOTE IS IMPORTANT!
PLEASE MARK, SIGN, DATE AND MAIL THE ABOVE PROXY CARD PROMPTLY,
USING THE ENCLOSED ENVELOPE.

PROXY/BALLOT	PROXY/BALLOT
ARKANSAS BEST CORPORATION
Proxy Solicited by the Board of Directors of Arkansas Best Corporation for the
Annual Meeting of Stockholders — to be held on April 22, 2008
     Each of Michael R. Johns and Judy R. McReynolds, with the power of substitution and revocation, is hereby authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Arkansas Best Corporation to be held at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903, at 8:00 a.m. CDT on Tuesday, April 22, 2008, and at any adjournments or postponements of that meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting.
     You are encouraged to specify your vote by marking the appropriate box ON THE REVERSE SIDE but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations, which are FOR Proposals I and II. The Board of Directors makes no voting recommendation on Proposal III. With respect to Proposal III, if no directions are given, the vote will be counted as an abstention. The proxies cannot vote your shares unless you sign and return this card. Any Proxy may be revoked in writing at any time prior to the voting thereof.
     Any Proxy, when properly granted, will be voted in the manner directed and will authorize the proxies to take any action in their discretion upon other matters that may properly come before the meeting. if no direction is made, your Proxy will be voted in accordance with the recommendations of the Board of Directors and as an abstention on Proposal III.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

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